UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Whitney Holding Corporation

(Name of Registrant as Specified In Its Charter)

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April 17, 2009
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF COMMON STOCK

To our Shareholders:
          Whitney Holding Corporation (the Company) will hold its Annual Meeting of Shareholders of common stock on Wednesday, May 20, 2009, at 10:30 a.m. CDT at the Pan-American Life Center Auditorium, 601 Poydras Street, 11th floor, New Orleans, Louisiana, for the following purposes:
1.	Election of two directors to serve until the 2011 annual meeting and two directors to serve until the 2014 annual meeting;

2.	To consider and approve the following advisory (non-binding) proposal:

“Resolved, that the holders of Whitney Holding Corporation common stock approve the compensation of the named executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure and footnotes) in the proxy statement.”

3.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2009; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
          Only shareholders of common stock of record at the close of business on April 3, 2009 are entitled to notice of, and to vote at, this meeting.
By order of the Board of Directors,

JOSEPH S. SCHWERTZ, JR.
Corporate Secretary

228 St. Charles Avenue, New Orleans, Louisiana 70130

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT. IF VOTING BY MAIL, PLEASE MARK, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE TOLL FREE OVER THE TELEPHONE OR THROUGH THE INTERNET. YOU MAY LATER REVOKE YOUR PROXY AND VOTE IN PERSON.

PROXY STATEMENT
FOR
ANNUAL MEETING TO BE HELD ON MAY 20, 2009
          We are providing these proxy materials in connection with the solicitation by the Board of Directors (the Board) of Whitney Holding Corporation (the Company) of proxies to be voted at the Company’s Annual Meeting of Shareholders of common stock (the annual meeting) to be held on May 20, 2009, and at any adjournments or postponements of the annual meeting. We will begin mailing the notice of annual meeting, this proxy statement, the 2008 annual report and the proxy card to our common stock shareholders on or about April 17, 2009 and will bear the cost of soliciting proxies. Directors, officers and regular employees of the Company and its banking subsidiary, Whitney National Bank (the Bank), may solicit proxies by mail, telephone, facsimile machine or personal interview and will not receive additional compensation for such solicitations. We retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 at an approximate fee of $6,000, plus associated costs and expenses, to assist in the soliciting of proxies.
          Important Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to be held on May 20, 2009. The notice of annual meeting, the proxy statement, the form of proxy card and the 2008 annual report for the period ending December 31, 2008, are available at http://investor.whitneybank.com/annuals.cfm.
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Where and when is the annual meeting?
          We will hold the annual meeting on May 20, 2009, at 10:30 a.m. CDT at the Pan-American Life Center Auditorium, 601 Poydras Street, 11th floor, New Orleans, Louisiana. To obtain directions to attend the annual meeting and vote in person, please contact Shareholder Services by telephone at (504) 586-3627 or toll free at (800) 347-7272, ext. 3627, or by email at investor.relations@whitneybank.com.
Who may vote at the annual meeting?
          The Board set April 3, 2009 as the record date for the annual meeting. If you owned Company common stock at the close of business on April 3, 2009, you may vote at the annual meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:
•	held directly in your name with our transfer agent, American Stock Transfer & Trust Company, as a “shareholder of record;”

•	held for you in an account with a broker, bank or other nominee (shares held in “street name”); and

•	credited to your Whitney National Bank employee account in the Bank’s Savings Plus 401(k) Plan (the 401(k) plan).
How many shares must be present to hold the annual meeting?
          A majority of the Company’s outstanding shares of common stock as of the record date must be present at the annual meeting to hold the meeting and conduct business. This is called a quorum. On the record date, there were 67,389,927 shares of Company common stock outstanding. Your shares are counted as present at the annual meeting if you:

•	properly vote by Internet or telephone or submit a proxy card prior to the annual meeting; or

•	are present and vote in person at the annual meeting.
What proposals will be voted on at the annual meeting?
          There are three proposals scheduled to be voted on at the annual meeting:
1.	Election of two directors to serve until the 2011 annual meeting and two directors to serve until the 2014 annual meeting;

2.	To consider and approve the following advisory (non-binding) proposal:

“Resolved, that the holders of Whitney Holding Corporation common stock approve the compensation of the named executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure and footnotes) in the proxy statement.”

3.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2009.
How many votes are required to approve these proposals?
          Directors will be elected (Proposal No. 1) by a plurality of the votes cast at the annual meeting. This means that the four nominees who receive the largest number of “FOR” votes will be elected as directors. The approval of the advisory proposal on compensation of our named executive officers (Proposal No. 2) will be approved by a majority of the votes actually cast on that proposal. Under the American Recovery and Reinvestment Act of 2008 (the ARRA), your vote is advisory and will not be binding on our Board. However, the Compensation and Human Resources Committee will take into account the outcome of the vote on Proposal No. 2 when considering future executive compensation arrangements. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2009 (Proposal No. 3) will be approved by a majority of the votes actually cast on that proposal.
How are votes counted?
          You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board (Proposal No. 1). If you withhold authority to vote with respect to any nominee, your shares will count for the purpose of establishing a quorum, but will have no effect on the election of that nominee.
          You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the non-binding advisory proposal requesting approval of the compensation of the named executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure and footnotes) in this proxy statement (Proposal No. 2). If with respect to Proposal No. 2, you mark “abstain” on your proxy or attend the annual meeting and abstain from voting, your shares will count for the purpose of establishing a quorum but will not count as a vote cast and will not affect the outcome of Proposal No. 2. Similarly, broker nonvotes will count for the purpose of establishing a quorum, but will not count as a vote cast and will not affect the outcome of Proposal No. 2.
          You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009 (Proposal No. 3). If you mark “abstain” on your proxy or attend the annual meeting and abstain from voting with respect to Proposal No. 3, your shares will count for the purpose of establishing a quorum but will not count as a vote cast and will not affect the outcome of Proposal No. 3. Similarly, broker nonvotes will count for the purpose of establishing a quorum but will not count as a vote cast and will not affect the outcome of Proposal No. 3.
          If you sign and submit your proxy card without voting instructions, the proxies will vote your shares “FOR” each director nominee (Proposal No. 1), “FOR” the non-binding resolution approving compensation of our named executive officers (Proposal No. 2) and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009 (Proposal No. 3).
How does the Board recommend that I vote?
          The Board recommends that you vote “FOR” each of the nominees, “FOR” the resolution approving compensation of our named executive officers and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP.
How do I vote my shares without attending the annual meeting?
          Whether you hold shares in your own name, in street name or through the 401(k) plan, you may direct your vote without attending the annual meeting. If you are a shareholder of record or hold shares through the 401(k) plan, you may vote by granting a proxy as follows:
•	By Internet or Telephone — You may submit your proxy by following the instructions on the proxy card. Shareholders of record who are also participants in the 401(k) plan will receive two proxy cards. If you vote using the Internet or telephone, you do not need to return your proxy card (or cards if you are both a record shareholder and a participant in the 401(k) plan). We have designed telephone and Internet voting procedures that authenticate your identity as a shareholder, allow you to give your voting instructions and confirm that your instructions have been properly recorded. The deadline for telephone and Internet voting is 11:59 p.m. Eastern Time on May 19, 2009.

•	By Mail — You may vote by mail by signing and dating your proxy card (or cards if you are both a record shareholder and a participant in the 401(k) plan) and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. The Corporate Secretary must receive your proxy card by 10:30 a.m. CDT on May 20, 2009 in order for your shares to be voted.
          For shares held in street name, you should follow the voting directions your broker or nominee provides. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet. If you provide specific voting instructions, your broker or nominee will vote your shares as you direct.
How do I vote my shares in person at the annual meeting?
          If you choose to vote in person at the annual meeting:
•	if you are a registered shareholder of record or hold shares in the 401(k) plan, you should bring the enclosed proxy card and proof of identity; or

•	if you hold your shares in street name, you must obtain and bring a broker representation letter in your name from your bank, broker or other holder of record and proof of identity.
          At the appropriate time during the annual meeting, we will ask the shareholders present whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote.
          Even if you plan to attend the annual meeting, we encourage you to vote by telephone, Internet or mail so your vote will be counted if you later decide not to attend the annual meeting.
What does it mean if I receive more than one proxy card?
          If you receive more than one proxy card, it means you hold shares registered in more than one name, through multiple street name accounts or hold shares through the 401(k) plan in addition to other shares. To ensure that all of your shares are voted, sign and return each proxy card, or if you vote by telephone or Internet, vote once for each proxy card you receive.

May I change my vote?
          Yes. If you are a shareholder of record of common stock or hold shares through the 401(k) plan, you may change your vote and revoke your proxy by:
•	voting by telephone or the Internet at a later time;

•	submitting a properly signed proxy card with a later date;

•	voting in person at the annual meeting subject to proof of identity; or

•	delivering written notice that you wish to revoke your proxy to Joseph S. Schwertz, Jr., Corporate Secretary, at or before the annual meeting. Mr. Schwertz’s office is located in Suite 626, 228 St. Charles Avenue, New Orleans, LA 70130.
          If you hold shares in street name, you must follow your broker’s instructions to change your vote.
Is the annual meeting location accessible to people with disabilities?
          Yes. The Pan-American Life Center Auditorium, where the meeting will be held, offers access for people using wheelchairs.
How do I get additional copies of SEC filings?
          Copies of the Company’s financial reports, including its reports to the Securities and Exchange Commission (the SEC) filed on Forms 10-K and 10-Q, with financial statements and financial statement schedules but without exhibits, are available without cost by sending your written request to: Mrs. Shirley N. Fremin, Manager, Shareholder Services, Whitney Holding Corporation, P. O. Box 61260, New Orleans, LA 70161, or by calling (504) 586-3627 or toll free (800) 347-7272, ext. 3627, or by sending an e-mail to the following address: investor.relations@whitneybank.com. Copies of SEC filings, including exhibits, can also be obtained free of charge by clicking on “SEC Filings” under “Investor Relations” on our website at www.whitneybank.com. This website address is provided for your information and convenience. Our website is not incorporated into this proxy statement and should not be considered part of this proxy statement. You can obtain a copy of any listed exhibit to a Form 10-K or Form 10-Q by sending your written request to the address furnished above. We will furnish the copy upon payment of a fee.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
          The Company’s articles of incorporation provide for a Board of Directors of five to 25 persons, divided into five classes serving staggered five-year terms. By Board resolution, the number of directors has been set at 14, effective as of the date of the annual meeting. Four directors will be elected at this year’s annual meeting. Mr. Turner, who is the Company’s President, was appointed to the Board in May 2008 to fill a vacancy on the expanded Board and pursuant to the Company’s articles of incorporation, must stand for election by the shareholders at this annual meeting. Mr. Turner will serve a two-year term expiring at the Company’s 2011 annual meeting. Upon the Chairman of the Board and Chief Executive Officer’s recommendation, Messrs. Blossman and Hall were appointed in December 2008 and took office in January 2009 to fill vacancies on the expanded Board and pursuant to the Company’s articles of incorporation, must stand for election by the shareholders at this annual meeting. Mr. Blossman will serve a two-year term expiring at the Company’s 2011 annual meeting and Mr. Hall will serve a five-year term expiring at the Company’s 2014 annual meeting. Mr. Cooper, who was elected at prior shareholders’ meetings, is nominated to serve a five-year term expiring at the Company’s 2014 annual meeting. Mr. Bullard is a director with a term expiring in 2009. He will not stand for re-election to the Board and the Nominating and Corporate Governance Committee when his term expires in May 2009. The Nominating and Corporate Governance Committee (the Nominating Committee) met in December 2008 and February 2009 to evaluate the nominees standing for election. Based on the Nominating Committee’s evaluation and with their recommendation, the Board approved the inclusion of the nominees on the Company’s proxy card and recommends that shareholders vote “FOR” all four nominees.
          Directors are elected by a plurality of the votes cast in accordance with the Louisiana Business Corporation Law. We disregard abstentions and broker nonvotes in the election of directors. We expect that each nominee will be available for election. If a nominee is unavailable, the proxies will cast your vote for any substitute nominee the Nominating Committee and the Board may recommend.

          The following table sets forth information we obtained from the nominees and other directors about: (a) their principal occupations for the last five years; and (b) directorships they hold with other public companies.
BOARD OF DIRECTORS
Nominees with Terms Expiring in 2009 and Nominated for Terms Expiring in 2011

A. R. Blossman, Jr., 77	Former Chairman of the Board, Parish National Bank (1968 to 2008); former Director, Parish National Corporation (2004 to 2008); Whitney director since 2009.

John M. Turner, Jr., 47	President of the Company and the Bank (since March 2008); Executive Vice President of the Company and the Bank (February 2005 to March 2008); Senior Vice President of the Bank (1995 to February 2005); Whitney director since 2008.
Nominees with Terms Expiring in 2009 and Nominated for Terms Expiring in 2014

Angus R. Cooper II, 67	Chairman and Chief Executive Officer, Cooper/T. Smith Corp. (shipping service company) (since 1979); Whitney director since 1994.

Terence E. Hall, 63	Chairman of the Board and Chief Executive Officer, Superior Energy Services, Inc. (provider of specialized oilfield services and equipment) (since 1995); Whitney director since 2009.
THE BOARD OF DIRECTORS RECOMMENDS A “FOR” VOTE FOR ALL NOMINEES
Incumbent Directors with Terms Expiring in 2010

Eric J. Nickelsen, 64	Real estate developer and part owner, John S. Carr & Company, Inc. (since 1998); Whitney director since 2000.

Kathryn M. Sullivan, 53	Chief Executive Officer, UnitedHealthcare, Central Region (since 2008); Former Chief Financial Officer and Senior Vice President, Blue Cross and Blue Shield Association (2004 to 2008); Former President and Chief Executive Officer (1999 to 2004), Blue Cross and Blue Shield of Louisiana; Whitney director since 2003.
Incumbent Directors with Terms Expiring in 2011

William A. Hines, 72	Chairman of the Board, Nassau Holding, LLC (holding company of entities in the oil field service industry) (since 1978); Whitney director since 1986.

Alfred S. Lippman, 70	Co-Manager, Lippman, Mahfouz, Tranchina & Thorguson, LLC, Attorneys at Law (since 2001); Whitney director since 1996.
Incumbent Directors with Terms Expiring in 2012

Richard B. Crowell, 70	Attorney, Crowell & Owens (since 1970); Director, CLECO Corporation; Whitney director since 1983.

Michael L. Lomax, 61	President and Chief Executive Officer, United Negro College Fund (since 2004); Former President, Dillard University (1997 to 2004); Whitney director since 2002.

Dean E. Taylor, 60	Chairman (since 2003), Chief Executive Officer (since 2002), President (since 2001) of Tidewater, Inc. (marine offshore supply); Whitney director since 2002.
Incumbent Directors with Terms Expiring in 2013

John C. Hope, III, 60	Chairman of the Board and Chief Executive Officer (since March 2008), President and Chief Operating Officer (March 2007 to March 2008) of the Company and the Bank; Executive Vice President of the Company (1994 to March 2008) and the Bank (1998 to March 2008); Director, Energy South, Inc.; Whitney director since 2007.

R. King Milling, 68	Former Vice Chairman of the Company and the Bank (March 2007 to December 2008); President of the Company and the Bank (1984 to March 2007); Whitney director since 1978.

Thomas D. Westfeldt, 57	President, Westfeldt Brothers, Inc. (green coffee importing firm) (since 1994); Whitney director since 2002.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          Only holders of record of our common stock as of the close of business on April 3, 2009 are entitled to notice of, and to vote at, the annual meeting. On that date, 67,389,927 shares of common stock were outstanding. Each share is entitled to one vote. As of February 6, 2009, the entity named below was, to our knowledge, the only beneficial owner of more than 5% of our outstanding common stock, as determined under Rule 13d-1 of the Securities Exchange Act of 1934, as amended.
          On December 19, 2008, the Company issued to Treasury a warrant to purchase 2,631,579 shares of the Company’s common stock. Pursuant to the terms of the warrant, approximately 1,315,789 shares of common stock are exercisable within 60 days. The exercise price for the warrant is $17.10 per share. The warrants exercisable within 60 days represent 1.9% of the Company’s voting stock. However, the warrant has not been exercised and the exercise price is above the Company’s closing price for shares of its common stock on March 25, 2009 of $12.08.

Name and Address	Amount and Nature	Percent of
of Beneficial Owner	of Beneficial Ownership	Class
Barclays Global Investors, N.A. (1)	3,427,492	5.09%
400 Howard Street
San Francisco, CA 94105

(1)	Information is based on the Schedule 13G filed February 5, 2009 with the SEC by Barclays Global Investors, N.A., Barclays Global Fund Advisors and certain related entities. They reported voting and dispositive power as of December 31, 2008 as follows: (a) Barclays Global Investors, N.A. reported sole voting power as to 1,300,939 shares, sole dispositive power as to 1,598,657 shares and beneficial ownership of 1,598,657 shares; (b) Barclays Global Fund Advisors reported sole voting power as to 1,052,167 shares, sole dispositive power as to 1,780,868 shares and beneficial ownership of 1,780,868 shares; (c) Barclays Global Investors, Ltd. reported sole voting power as to 4,219 shares, sole dispositive power as to 45,314 shares and beneficial ownership of 45,314 shares; (d) Barclay’s Global Investors Canada Limited reported sole voting power as to 2,031 shares, sole dispositive power as to 2,031 shares and beneficial ownership of 2,031 shares; and (e) Barclays Global Investors Australia Limited reported sole voting power as to 622 shares, sole dispositive power as to 622 share and beneficial ownership of 622 shares. The shares reported are held by the Barclays entities in trust accounts for the economic benefit of the beneficiaries of those accounts. They disclaim the existence of a group.

          The following table sets forth beneficial ownership of the Company’s outstanding stock as of March 25, 2009, including shares held in the 401(k) plan by the named executive officers.

	Current
	Beneficial	Shares Subject		Percent
Directors	Holdings	to Options	Total(1)	of Class
A. R. Blossman, Jr. (2)	422,978	0	422,978	*
Joel B. Bullard, Jr. (3)	56,943	38,250	95,193	*
Angus R. Cooper II	604,952	36,000	640,952	*
Richard B. Crowell (4)	435,971	13,500	449,471	*
Terence E. Hall	1,500	0	1,500	*
William A. Hines(5)	294,848	22,500	317,348	*
John C. Hope, III (6)	174,596	123,621	298,217	*
Alfred S. Lippman (7)	109,302	38,250	147,752	*
Michael L. Lomax	3,375	31,500	34,857	*
William L. Marks (8)	595,053	0	595,053	*
R. King Milling (9)	297,577	44,119	341,696	*
Eric J. Nickelsen (10)	95,758	33,750	129,500	*
Kathryn M. Sullivan(11)	4,583	22,500	27,083	*
Dean E. Taylor (12)	20,107	22,500	42,607	*
John M. Turner, Jr.(13)	36,468	42,625	79,093	*
Thomas D. Westfeldt	23,687	31,500	55,187	*

Executive Officers
Robert C. Baird, Jr. (14)	111,155	123,621	234,776	*
Thomas L. Callicutt, Jr. (15)	41,903	90,998	132,901	*

Directors and executive officers as a group (24 persons)			4,334,997	6.21%

*	Less than 1% of the outstanding common stock.

(1)	Ownership shown includes direct and indirect ownership and, unless otherwise noted and subject to community property laws where applicable, each shareholder has sole investment and voting power with respect to reported holdings. The Bank serves as trustee of the Whitney National Bank Retirement Trust, which held 39,175 shares as of March 25, 2009. An executive officer of the Company serves with other Bank employees on a committee that makes voting and investment decisions with respect to these shares. Shares held by the trust are included only in the calculation of the beneficial ownership of all executive officers and directors as a group.

(2)	Mr. Blossman’s share total includes 50,391 shares of stock owned by Mr. Blossman’s wife, for which he disclaims beneficial ownership.

(3)	Mr. Bullard’s share total includes 5,062 shares in a profit sharing trust and 9,183 shares in family trusts, for which he disclaims beneficial ownership. His share total includes 19,463 shares of common stock equivalent units held in deferred compensation accounts.

(4)	Mr. Crowell’s share total includes 395,221 shares of stock in an LLC over which he has voting rights, 18,900 shares in Mr. Crowell’s family trusts, over which Mr. Crowell has voting rights, but for which he disclaims beneficial ownership, and 6,175 shares in family trusts of which Mr. Crowell’s wife is the trustee, but for which he disclaims beneficial ownership.

(5)	Mr. Hines’ share total includes 100 shares of stock that his wife holds as trustee for her son’s trust.

(6)	Mr. Hope’s share total includes 34,125 shares of stock held for the benefit of Mr. Hope in the 401(k) plan. His share total also includes 4,200 shares of stock that Mr. Hope’s children own and his wife’s 20% ownership in a trust that owns 225 shares, for which he disclaims beneficial ownership. Mr. Hope’s share total does not include 90,000 restricted stock units he holds.

(7)	Mr. Lippman’s share total includes 52,378 shares held for his benefit in the Alfred S. Lippman IRA Account. His share total includes 3,064 shares of common stock equivalent units held in deferred compensation accounts.

(8)	Mr. Marks retired from the Board of the Company and the Bank on March 15, 2008. His share total does not include 34,302 restricted stock units he holds.

(9)	Mr. Milling’s share total does not include 16,748 restricted stock units he holds.

(10)	Mr. Nickelsen’s share total includes 9,213 shares held in two trusts over which Mr. Nickelsen has full voting authority. His share total includes 22,746 shares of common stock equivalent units held in deferred compensation accounts.

(11)	Ms. Sullivan’s share total includes 161 shares of stock held in a custodial account over which Ms. Sullivan has full voting authority.

(12)	Mr. Taylor’s share total includes 1,449 shares of stock held for the benefit of Mr. Taylor’s children in an account that he controls and over which he has voting power. His share total includes 10,315 shares of common stock equivalent units held in deferred compensation accounts.

(13)	Mr. Turner’s share total includes 2,978 shares of stock held for his benefit in the 401(k) plan. Mr. Turner’s share total does not include 37,500 restricted stock units he holds.

(14)	Mr. Baird’s share total includes 13,931 shares of stock held for his benefit in the 401(k) plan. Mr. Baird’s share total does not include 43,000 restricted stock units he holds.

(15)	Mr. Callicutt’s share total does not include 28,500 restricted stock units he holds.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors to file initial reports of ownership of the Company’s common stock, as well as reports of changes in ownership with the SEC. Based solely on a review of Forms 3, 4 and 5 and amendments thereto and on written representations from executive officers and directors to the Company, all required filings by such persons were timely made during 2008.
BOARD OF DIRECTORS AND ITS COMMITTEES
Board of Directors
          The Company’s Board held 14 meetings in 2008. The Board currently consists of 15 directors. In February 2009, the Board set the size of the Board at 14 directors, including two employee directors, to be effective at the annual meeting. The Company’s Board has the power to expand or reduce its size at any time. The Board has determined that 11 nonemployee directors are independent under applicable rules of The Nasdaq Global Select Market (Nasdaq). The independent directors are Joel B. Bullard, Jr., Angus R. Cooper II, Richard B. Crowell, Terence E. Hall, William A. Hines, Alfred S. Lippman, Michael L. Lomax, Eric J. Nickelsen, Kathryn M. Sullivan, Dean E. Taylor and Thomas D. Westfeldt. The Board also determined that John G. Phillips, who retired from the Board effective April 2008, was an independent director. The Board can combine or separate the roles of the Chairman of the Board and the Chief Executive Officer as it deems to be in the best interest of the Company.
          During 2008, Whitney’s independent directors continued their longstanding practice of convening executive sessions by having 10 such sessions following the end of Board meetings. Messrs. Hope, Milling and Turner (and Mr. Marks until he retired in March 2008) and all employees excused themselves from the executive sessions. The Chairman of the Company’s Compensation and Human Resources Committee presides at all executive sessions of the independent directors.
          During 2008, all of the directors attended at least 75% of the aggregate number of meetings of the Board and the Committees of the Board on which they served. The Board has adopted Corporate Governance Guidelines that include the expectation that its directors attend each annual meeting. All of the directors attended the Company’s 2008 annual and special shareholder’s meetings.

Compensation of Directors
          For information regarding the compensation of our directors, see “Executive Compensation — Compensation of Directors.”
Board Committees
          The Company has established four standing committees: Executive, Audit, Compensation and Human Resources and Nominating and Corporate Governance. The Board and each committee have the authority to consult with and retain independent legal, financial or other outside advisors, as each deems necessary and appropriate, without seeking approval of management.
          The members of the Board and the standing committees on which each currently serves are identified below.

				Compensation	Nominating and
				and Human	Corporate
Name	Executive	Audit		Resources	Governance
A. R. Blossman, Jr.	X
Joel B. Bullard, Jr. (1)	X				X *
Angus R. Cooper II	X			X *	X
Richard B. Crowell		X	*
Terence E. Hall	X
William A. Hines	X			X
John C. Hope, III†	X
Alfred S. Lippman	X
Michael L. Lomax				X
R. King Milling	X
Eric J. Nickelsen	X	X	^	X	X
Kathryn M. Sullivan		X		X
Dean E. Taylor	X			X
John M. Turner, Jr.	X
Thomas D. Westfeldt	X	X			X ^

†	Chairman of the Board

*	Committee Chairman

^	Committee Vice Chairman

(1)	Mr. Bullard is a director with a term expiring in 2009. He will not stand for re-election to the Board of Directors or the Nominating and Corporate Governance Committee when his term expires in May 2009.
Executive Committee
          In addition to the Board meetings, the directors provide significant corporate governance oversight through the Company’s Executive Committee. The Executive Committee currently consists of 12 directors and thus comprises over three-quarters of the Board. During 2008, the Executive Committee met 15 times. Among its other duties, the Executive Committee regularly reviews recently approved loans and receives quarterly briefings from management on operational, legal, compliance, corporate governance and Community Reinvestment Act matters.
Audit Committee
          During 2008, the Audit Committee was comprised of Messrs. Crowell, Nickelsen, and Westfeldt, and Ms. Sullivan. The Board has determined that Messrs. Crowell, Nickelsen and Westfeldt and Ms. Sullivan meet the additional independence criteria under the rules and regulations of the SEC and the listing qualifications of Nasdaq for service on the Audit Committee. In addition, the Board has determined that Messrs. Crowell, Nickelsen and Westfeldt and Ms. Sullivan have the attributes of an “Audit Committee financial expert” as defined in applicable SEC regulations and meet the Nasdaq test for financial sophistication. The Audit Committee held 13 meetings during 2008.

          The Audit Committee is governed by a written charter that the Board and Committee approved. A copy of this charter is available on the Corporate Governance page of our website at www.whitneybank.com. Information regarding the functions of the Audit Committee is set forth in the “Audit Committee Report,” included on page 39 of this proxy statement.
Compensation and Human Resources Committee
          During 2008, the Compensation and Human Resources Committee (the Compensation Committee) was comprised of Messrs. Cooper, Hines, Lomax, Nickelsen and Taylor and Ms. Sullivan, all of whom are independent. The Committee held six meetings during 2008.
          The Compensation Committee is governed by a written charter that the Board and the Committee approved. A copy of this charter is available on the Corporate Governance page of our website at www.whitneybank.com. Information regarding the role of the Compensation Committee and its processes and procedures for considering and determining executive compensation is set forth in “Compensation Discussion and Analysis — Role of the Compensation and Human Resources Committee” on page 17 of this proxy statement.
Nominating and Corporate Governance Committee
          During 2008, the Nominating Committee was comprised of Messrs. Bullard, Cooper, Nickelsen and Westfeldt, all of whom are independent, as defined for nominating committee members in the Nasdaq listing standards. The Nominating Committee held six meetings in 2008. Its functions include: (i) identifying individuals qualified to become Board members, (ii) recommending individuals to be nominated by the Board for election as directors of the Company, (iii) nominating candidates for election to the Board in the event of a vacancy between shareholder meetings, (iv) advising the Board with respect to committees, (v) overseeing the evaluation of the Board and (vi) assisting the Board in establishing and maintaining effective corporate governance practices. A current copy of the Nominating Committee’s charter is available to shareholders on the Corporate Governance page of our website at www.whitneybank.com.
          Shareholder Recommendations of Director Candidates
          Eligible shareholders wishing to recommend a candidate for consideration by the Nominating Committee as a director of the Company shall submit in writing a timely notice including the candidate’s name and address, along with adequate information as to the candidate’s qualifications, to the Corporate Secretary at the following address:
Mr. Joseph S. Schwertz, Jr.
Corporate Secretary
Whitney Holding Corporation
228 St. Charles Avenue, Suite 626
New Orleans, LA 70130
          To be considered timely for next year’s annual meeting, the shareholder’s notice must be delivered to, or mailed and received at, the above address on or before December 16, 2009.
          Director Qualifications, Qualities and Skills
          In addition to meeting eligibility criteria required pursuant to all applicable laws, rules, regulations and listing standards, the Nominating Committee believes all director nominees should meet certain qualifications and possess certain qualities or skills. The Nominating Committee believes that each director nominee should:
•	be of the highest character and integrity, with an inquiring mind, vision, a willingness to ask hard questions and the ability to work well with others;

•	be free of any conflict of interest that would violate any applicable laws or regulations or interfere with the proper performance of the responsibilities of a director;

•	be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and Board committee member, as applicable (including developing and maintaining sufficient knowledge of the Company and its industry; reviewing and analyzing reports and other information important to Board and committee responsibilities; preparing for, attending and participating in Board and committee meetings; and satisfying appropriate orientation and continuing education guidelines);

•	have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency; and

•	if also serving on the Board of the Bank, directly own at least $1,000 of Company common stock.
          At its December 2008 meeting, Whitney’s Board voted to waive a bylaw retirement age requirement that would have made Mr. Blossman ineligible for election to the Board and which would have required Mr. Hines to retire at the 2009 annual meeting and Mr. Crowell to retire at the 2011 annual meeting. Our shareholders had previously elected Messrs. Hines and Crowell for five year terms ending in 2011 and 2012, respectively.
          For a detailed description of the qualifications required of candidates for director, as well as any specific qualities or skills the Nominating Committee believes one or more directors should possess, see the Nominating Committee Charter on the Corporate Governance page on our website at www.whitneybank.com.
          Identification and Evaluation of Directors
          The Nominating Committee is charged with identifying individuals who are qualified to become Board members and recommending individuals to be nominated by the Board for election. The Nominating Committee’s criteria for identifying, reviewing and selecting potential director nominees for election to the Board is set forth in its Charter. To identify a candidate to fill a vacancy on the Board, the Nominating Committee seeks recommendations from the Company’s directors. The Board believes that the Company’s directors are in the best position to identify individuals with the necessary qualifications, qualities and skills to serve the Company and its shareholders. To evaluate a director candidate, whether recommended by the Nominating Committee, a Board member or a shareholder, the Nominating Committee will consider and assess the skills and background of the individual and any other issues and factors that the Nominating Committee deems appropriate, applying the criteria set forth in the Nominating Committee Charter.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT
          The Compensation and Human Resources Committee of the Board of Directors of Whitney Holding Corporation is responsible for overseeing the Company’s Executive Compensation Programs on behalf of the Board. In fulfilling this responsibility, the members of the Compensation and Human Resources Committee reviewed and discussed with the Company’s management the Compensation Discussion and Analysis set forth in this proxy statement.
          Based on the review and discussions that took place as referenced above, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008 and the Company’s proxy statement in connection with the Company’s 2009 Annual Meeting of Shareholders of common stock, each of which has been or will be filed with the Securities and Exchange Commission.
          In addition, as required by the provisions of the Treasury’s CPP, the Compensation and Human Resources Committee certifies that it has reviewed with the Senior Risk Officer of the Company the Senior Executive Officer incentive compensation arrangements and has taken reasonable efforts to ensure that such arrangements do not encourage Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the Company.
Compensation and Human Resources Committee
of the Board of Directors
Angus R. Cooper II, Chairman
William A. Hines
Michael L. Lomax
Eric J. Nickelsen
Kathryn M. Sullivan
Dean E. Taylor
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

COMPENSATION DISCUSSION AND ANALYSIS
          In the paragraphs that follow, we will provide an overview and analysis of our compensation programs and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading, “Executive Compensation,” is a series of tables containing specific information about the compensation earned by or paid in 2008 to the following individuals, whom we refer to as our named executive officers (NEOs):
•	John C. Hope, III, Chairman of the Board and Chief Executive Officer of the Company and the Bank;

•	Thomas L. Callicutt, Jr., Senior Executive Vice President and Chief Financial Officer of the Company and the Bank and Treasurer of the Company;

•	John M. Turner, Jr., President of the Company and the Bank;

•	Robert C. Baird, Jr., Senior Executive Vice President of the Company and the Bank;

•	R. King Milling, Former Vice Chairman of the Board of the Company and the Bank (retired as of December 31, 2008); and

•	William L. Marks, Former Chairman of the Board and Chief Executive Officer of the Company and Bank (retired as of March 15, 2008).
          The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.
Overview
          Like many companies, especially in the financial services sector, the economic downturn caused the Company’s common stock price and 2008 operating results to decline significantly. These factors are reflected in the decreased compensation of our NEOs for 2008 because our compensation program is designed to align a significant portion of compensation with the performance of the Company and the interests of our shareholders. For 2008:
•	A new design for our annual cash incentive plan was approved, with emphasis on an expanded list of performance metrics.

•	No bonuses under the 2008’s annual incentive plan were paid to any NEOs because the minimum level of performance required to earn bonus payments was not achieved.

•	No salary increases for NEOs were approved, except in connection with two promotions.
          The Company has implemented significant changes to the compensation program for 2009, as described below:
•	The Compensation and Human Resources Committee (the Compensation Committee) revised the 2009 annual incentive program to encourage an increase in loan portfolio credit quality, the deterioration of which significantly impacted our performance in 2008. The Compensation Committee replaced the Net Charge Off performance criterion with a Provision for Loan Loss performance measure and replaced the Efficiency Ratio performance criterion with a performance criterion that compares Expense to Average Assets. The Compensation Committee believes these two changes will provide a more effective measure of credit quality and success in achieving expense reduction in 2009.

•	There were no base salary increases approved for NEOs, except for John Turner, whose base salary the Compensation Committee increased by $85,000 effective April 1, 2009. Since assuming the position of President in March 2008, Mr. Turner has continued to assume additional responsibilities and perform at a high level. It has been the Compensation Committee’s intent to review Mr. Turner’s performance after he had been serving as President for one year, and to consider him for a base salary adjustment at that time. It is the Compensation Committee’s belief that Mr. Turner’s new salary of $480,000 is reflective of the value he provides to the Company through his leadership and performance.

•	The Company has taken, and will continue to take, actions to comply with the executive compensation limitations and restrictions under the Emergency Economic Stabilization Act of 2008 (EESA) and the America Reinvestment and Recovery Act of 2009 (ARRA) in order to comply with the terms, as in effect from time to time, required as a result of participation in Treasury’s Capital Purchase Program, as discussed below in more detail.
Participation in Capital Purchase Program
          On December 19, 2008, the Company sold 300,000 shares of the Company’s preferred stock and a warrant to purchase 2,631,579 shares of the Company’s common stock to the Treasury for a total purchase price of $300 million through participation in Treasury’s Capital Purchase Program (CPP). As a result, the Company became subject to certain executive compensation requirements under EESA, Treasury regulations and the Securities Purchase Agreement pursuant to which it sold such preferred stock and warrant. The Company was required to take the following actions with respect to its executive compensation arrangements relating to its senior executive officers (the SEOs) under EESA:
•	require that SEO bonus and incentive compensation be subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

•	prohibit any “golden parachute” payment to the SEOs, generally meaning any payment made in connection with involuntary termination or severance from employment in an insolvency context to the extent the value equals or exceeds an amount three times the SEO’s “base amount” (generally defined as the five-year average of taxable compensation); and

•	agree that it will be subject to Section 162(m)(5) of the Internal Revenue Code, which reduces the annual tax deduction limit for remuneration paid to SEOs from $1,000,000 to $500,000 and eliminates the availability of the exception for performance-based compensation.
          The Company’s SEOs currently consist of John C. Hope, III, John M. Turner, Jr., Thomas L. Callicutt, Jr., Robert C. Baird, Jr. and Joseph S. Exnicios. During the period from December 19, 2008, until his retirement as of December 31, 2008, we considered Mr. Milling to be an SEO under EESA, and therefore subject to the CPP requirements during that time.
          In order to comply with the EESA requirements, the Company entered into letter agreements with each of the SEOs (the Letter Agreements). The Letter Agreements have the effect of amending each officer’s compensation, bonus, incentive and other benefit plans, arrangements and agreements as necessary to comply with the EESA “golden parachute” and “clawback” provisions while Treasury holds an equity or debt position in the Company. The Letter Agreements also require the Company to review such plans and arrangements to ensure they do not encourage an SEO to take unnecessary and excessive risks that threaten the value of the Company. To the extent a review requires revisions to a plan or arrangement, the Letter Agreements require the applicable officer and the Company to negotiate and effect such changes.
          In addition, the Compensation Committee met with the Company’s Chief Risk Officer to discuss and review the relationship between the Company’s risk management policies and its SEO incentive compensation arrangements.
          In preparation for this meeting, the Chief Risk Officer met with Mercer, the Company’s external executive compensation consultant, Whitney’s Human Resources Director and Whitney’s General Counsel to understand how Whitney’s incentive arrangements are designed, including Whitney’s annual incentive bonus program and long-term equity compensation plan. Additionally, the Chief Risk Officer generated a report to the Compensation Committee identifying and explaining the most significant risks the Company faces. His risk identification was primarily based on the risk criteria used by the Office of the Comptroller of the Currency for examining national banks. Such risks include credit risk, interest rate risk, liquidity risk, compliance risk, transaction risk, strategic risk and reputation risk.

          The Chief Risk Officer then met with the Compensation Committee to review and discuss whether the Company’s SEO compensation arrangements could create incentives for SEOs to act in a manner that could materially increase the types of risks identified by the Chief Risk Officer as the kinds of risks that could potentially threaten the value of the Company. After a discussion regarding various practices that could induce excessive risk taking, including, but not limited to, highly leveraged compensation arrangements and incentive arrangements rewarding short-term rather than long-term gain, the Compensation Committee determined that the Company’s compensation plans and programs do not contain any features that encourage SEOs to take unnecessary and excessive risks because they provide for a balance between current performance and the creation of value for the shareholders over the long-term. Additionally, the annual (short-term) incentive program contains six separate and distinct performance criteria. This design significantly decreases the likelihood that any one criterion could be meaningfully manipulated.
          The required certification of the Compensation Committee is provided in the Compensation and Human Resources Committee Report which precedes this Compensation Discussion and Analysis.
          The Company has already fully complied with the requirements of EESA as originally enacted. On February 4, 2009, Treasury announced guidelines (the February Guidelines) expanding EESA restrictions for future CPP participants, as follows:
•	The “clawback” provision applies to the SEOs plus the next 20 most highly compensated individuals.

•	“Golden parachute” payments are defined as one times an SEO’s base salary amount, as opposed to three times.

•	An SEO may not be paid more than $500,000 in total compensation annually, with an exception for restricted stock awards. The limitation can be waived by disclosure of SEOs’ compensation and, if requested, a non-binding “say on pay” shareholder resolution.

•	Compensation committees must review and disclose the reasons that compensation arrangements of SEOs and other employees do not encourage excessive and unnecessary risk-taking and company CEOs must certify annually as to compliance with statutory, Treasury and contractual executive compensation restrictions.

•	Companies must adopt a policy regarding approval of “luxury expenditures.”
          The February Guidelines are general in nature and appear to contemplate new rulemaking by Treasury before they become effective. Further, many elements of the February Guidelines were incorporated into ARRA, as discussed below.
          On February 17, 2009, the ARRA was signed into law. The ARRA amends the provisions of EESA, and expands the restrictions on executive compensation for CPP participants. ARRA includes a:

•	prohibition on golden parachute payments (defined as any payment for departure from a company for any reason except for payments for services performed or benefits accrued) to any SEO or any of the next five most highly compensated employees;

•	prohibition on paying or accruing any bonus, retention award, or incentive compensation (other than long-term restricted stock permitted under ARRA or pursuant to a written agreement executed prior to February 12, 2009) to the SEOs and other employees, depending on the amount of Treasury’s purchase (in the Company’s case, the next 10 most highly compensated employees);

•	requirement that participants conduct an annual, non-binding shareholder vote on the company’s executive compensation program;

•	prohibition on compensation that encourages unnecessary and excessive risks and on compensation plans that would encourage manipulation of the reported earnings to enhance the compensation of any employees;

•	requirement that participants enforce a “clawback” of any bonus, retention award or incentive compensation paid to an SEO and any of the next 20 most highly compensated employees based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;

•	$500,000 annual tax deduction limit for compensation paid to SEOs;

•	requirement that participants establish an independent board compensation committee that will meet at least semi-annually to discuss and evaluate employee compensation plans in light of an assessment of any risk posed to the company from the plans;

•	requirement that participants adopt a company-wide policy regarding “excessive” or “luxury” expenditures; and

•	requirement that participants annually file a written certification by the company’s CEO and CFO regarding the company’s compliance with ARRA requirements.
          The foregoing restrictions imposed by ARRA implement many, but not all, of the restrictions of the February Guidelines. At the present time, Treasury has not announced whether it intends to publish rules to implement the aspects of the February Guidelines that ARRA did not address. The Compensation Committee will consider the new limits on executive compensation of ARRA, the February Guidelines (to the extent they apply to the Company), and any forthcoming regulations and will take any actions necessary to comply with such regulations once they are issued.
          Based on guidance issued by the SEC on February 26, 2009, the Board of Directors authorized a non-binding advisory shareholder vote on the Company’s executive compensation plans, programs and arrangements as described in this proxy statement. See “Proposal No. 2: Advisory Vote on Compensation of Named Executive Officers.”
          Finally, ARRA directs the Treasury to review bonuses, retention awards, and other compensation paid to SEOs and the next 20 most highly-compensated employees of each company receiving CPP assistance before ARRA was enacted to determine whether any such payments were inconsistent with the purposes of ARRA and TARP or otherwise contrary to the public interest. If such determination is made, Treasury must “seek to negotiate” with the company and the subject employee for reimbursement to the federal government. Therefore, payments made to our NEOs in 2008 and early 2009 may be subject to rescission in whole or in part under ARRA.
Objective of the Company’s Compensation Program
          The objective of our compensation program is to attract, retain, motivate and reward executives who contribute to our financial and operational success, which ultimately builds shareholder value. In order to do this effectively, our program must:
•	provide our executives with competitive total compensation opportunities relative to comparable positions at companies and banks with whom we compete for talent;

•	directly link a significant portion of total compensation to the achievement of specific performance goals in a manner that proportionally rewards higher performance levels;

•	provide increased compensation opportunities for exceptional individual performance, which can result in differentiated compensation among executives based on individual performance; and

•	closely and directly align executives’ interests with those of our shareholders by making stock-based incentives a significant core element of our executives’ compensation.

Role of the Compensation and Human Resources Committee
          The Compensation Committee assists our Board in discharging its responsibilities relating to the compensation of our executive officers. The Compensation Committee is responsible for annually assessing the performance of our executive officers and for determining their annual salary and incentive compensation. Each of the six members of our Compensation Committee is independent as that term is defined under Nasdaq listing standards and the director independence standards adopted by our Board. We believe that their independence from management allows Compensation Committee members to provide objective consideration of various compensation elements that could be included in an executive compensation program. It also allows the Compensation Committee to apply independent judgment as to which compensation elements and designs will best achieve our compensation objectives. The Compensation Committee has and may exercise the authority of the Board as specified by the Board and to the extent permitted under the Louisiana Business Corporation Law, and has the authority to delegate its duties and responsibilities to subcommittees as it deems necessary and advisable.
          The Compensation Committee from time to time retains independent executive compensation consultants to assist in evaluating our compensation practices at the Company and to provide advice and ongoing recommendations regarding executive compensation that are consistent with our business goals and pay philosophy. Mercer was retained directly by the Compensation Committee in 2008 to provide executive compensation consulting services. The scope of the executive compensation consulting assignment included a comparison of Whitney’s current levels of base salary, annual cash incentive opportunity and equity-based compensation compared to that paid by the banks in Whitney’s Peer Bank Group (listed below) as well as to a larger universe of similarly sized financial institutions using Mercer’s proprietary survey data. The Compensation Committee utilized data developed by Mercer in its determination of whether each element of the executive’s compensation package was competitive with the market and to determine whether any adjustments were appropriate. This information was also used to establish the value of long-term incentives granted to the NEOs.
Market Data
          Our Compensation Committee reviews and analyzes market data prepared internally by the Bank’s Human Resources Department and by Mercer to ensure that our executive officer compensation is competitive with the marketplace. We compare compensation paid to our executive officers with compensation paid to executive officers in similar positions at other regional banks of comparable size (the Peer Bank Group), and we use the market information to test the reasonableness of the compensation decisions we make. For 2008, Whitney’s Peer Bank Group consisted of the following twenty-four banks:

BANK NAME	TICKER
Synovus Financial Corp	SNV
The Colonial BancGroup, Inc.	CNB
Associated Banc-Corp	ASBC
BOK Financial Corporation	BOKF
Webster Financial Corp.	WBS
First Citizens BancShares, Inc.	FCNCA
Commerce Bancshares, Inc.	CBSH
TCF Financial Corporation	TCB
Fulton Financial Corporation	FULT
City National Corporation	CYN
The South Financial Group Inc.	TSFG
Citizens Republic Bancorp, Inc.	CRBC
Cullen/Frost Bankers, Inc.	CFR
BancorpSouth, Inc.	BXS
Susquehanna Bancshares, Inc.	SUSQ
Valley National Bancorp	VLY
Wilmington Trust Corp	WL
First Merit Corporation	FMER
Wintrust Financial Corp	WTFC
UMB Financial Corp	UMBF
Trustmark Corporation	TRMK
United Community Banks Inc	UCBI
First Midwest Bancorp, Inc.	FMBI
Hancock Holding Company	HBHC

How We Determine and Assess Executive Compensation
          We believe that the total compensation package available to our executives should be fair, balanced and competitive; it should provide enhanced levels of financial reward based on achieving higher levels of performance; and it should be designed to recognize and reward both short and long-term performance. After careful consideration and analysis of market survey data provided by our executive compensation consultant and by our internal Human Resources Department, we set our executive officer compensation at levels competitive within the banking industry. While the Compensation Committee considers many factors in setting executive compensation, it is generally the Compensation Committee’s intent to have base salaries for our executives at or slightly above the market median, while providing opportunities to earn incentive-based compensation, including both annual cash bonuses and equity compensation, at levels between the 50th and 75th percentile of market. We believe it is essential to provide incentive opportunities above median to encourage and reward our executives for superior performance and for retention purposes. We also consider the Company’s overall performance relative to its Peer Bank Group when making our long-term incentive compensation decisions. This is accomplished by comparing our actual performance to the relative percentile performance of the Peer Bank Group for Total Shareholder Return (TSR) and Return on Equity (ROE) over a three year measurement period, as discussed below.
          No specific formula or weightings are applied with regard to the allocation of the various pay elements within our executive compensation program. In general, we place greater emphasis on variable compensation opportunities, such as the annual cash bonus plan and long-term equity incentives, over fixed compensation, such as base salary, because we believe rewarding high levels of performance correlates directly with increasing shareholder value. The Compensation Committee intends to continue this approach by providing a greater percentage of the total compensation opportunity available to our executive officers in the form of performance based variable compensation opportunities and a smaller percentage as fixed compensation in the form of base salary. The Company’s ability to provide NEOs (and other officers and employees) with short-term and long-term incentive pay may be sharply curtailed by the legal and regulatory requirements discussed above in relation to CPP participation.
          Our Chairman of the Board and Chief Executive Officer recommends to the Compensation Committee annual base salary adjustments, annual long-term incentive grants and adjustments to annual bonuses earned under the Executive Compensation Incentive Plan (the ECIP) based on his assessment of each NEO’s individual performance. He makes these recommendations to the Compensation Committee based on his analysis of survey data provided by our independent compensation consultant and his qualitative judgments regarding individual performance, including but not limited to the accomplishment of budgeted financial objectives, effective leadership and support of the Company’s strategic business initiative. The Compensation Committee sets the base salary of the Chairman of the Board and Chief Executive Officer, who is not involved with any aspect of determining his own pay.
Elements of Our Compensation Program
          Our executive officer compensation program consists of the following elements: base salary, annual cash bonus incentives, long-term incentives, retirement benefits, change of control protection and other benefits, including perquisites.
          Base Salary
          We provide base salaries to our executive officers as compensation for performing their day-to-day responsibilities. Base salaries are set based on a variety of factors, including competitive pay levels within our industry and the Peer Bank Group, internal pay alignment and equity, and an overall assessment of Company and individual performance. We generally target the median, or slightly above the median, of base salaries for similar positions paid by companies in our Peer Bank Group and within our industry as a whole when setting base salaries of the executive officers. We rely heavily upon the salary survey data produced by Mercer to determine if the base salaries of our executives are competitive in the marketplace and also look at the actual performance of each executive to determine if base salary increases are warranted. The Compensation Committee may, in its discretion, set an executive salary above the market median when specific circumstances otherwise justify a base salary adjustment to a higher level.

          In conjunction with the promotion to their new respective roles in 2008, the Compensation Committee set the base salary of Chairman and Chief Executive Officer John C. Hope, III at $750,000 and the base salary of President John M. Turner, Jr. at $395,000. These salaries were set by the Compensation Committee based on salary survey information contained in Mercer’s Executive Remuneration Review which analyzed the salary levels of comparable positions in the Peer Bank Group as well as other banks in Mercer’s Survey Database of similar asset size organizations. The other NEOs were not awarded base salary increases by the Compensation Committee in 2008 as the Mercer survey data indicated their current salaries were at or slightly above the median salary for comparable positions. Base salaries for the NEOs, as of December 31, 2008, were as follows: Mr. Hope, $750,000; Mr. Turner, $395,000; Mr. Callicutt, $340,000; Mr. Baird, $375,500 and Mr. Milling, $560,000 (retired 12/31/08). Mr. Marks retired as of March 15, 2008 and his base salary ceased as of his retirement date.
          As discussed earlier, there were no base salary increases approved for NEOs for 2009, except in the case of Mr. Turner. Effective April 1, 2009, Mr. Turner’s base salary was increased by $85,000 to $480,000, based on an evaluation of his performance since assuming the position of President in March 2008. The Compensation Committee believes that Mr. Turner’s salary is reflective of the value he provides to the Company through his leadership and performance
          ARRA directs the Treasury to adopt rules to implement the ARRA compensation standards. While ARRA did not specifically require an absolute limit on executive compensation, such a restriction was included in the February Guidelines. Whether ARRA and the rules which implement it will impose an absolute limit on base salary or total compensation is not clear at this time. The Compensation Committee will consider any new limits on executive compensation and make appropriate changes to our executive compensation program as required.
          Annual Incentives
          Our annual cash bonus incentive plan, the Executive Compensation Incentive Plan, or ECIP, provides our executive officers with an opportunity to earn annual cash bonuses up to a maximum percentage of their base salary based on achievement of certain pre-established performance goals. For 2008, the maximum bonus opportunity was 120% of base salary for our Chief Executive Officer and 90% of base salary for our other NEOs. No bonuses were paid to NEOs because threshold performance requirements were not met.
          The primary determinant of executive officer annual incentive compensation is Company performance related to the six metrics listed below, with emphasis on actual financial performance achieved versus budgeted financial objectives during the plan year. In addition, the Compensation Committee takes into consideration individual performance assessments, effective leadership and other nonfinancial accomplishments in determining the annual incentive earned by each executive, with the exception of the Chairman of the Board and Chief Executive Officer. As the Chairman of the Board and Chief Executive Officer, Mr. Hope has the ultimate responsibility for the Company’s financial and operational performance. Therefore, we believe it is appropriate to base his annual bonus solely on the financial performance of the Company. We believe that the bonus opportunities provided to all our NEOs are competitive with bonus opportunities available to executives in our Peer Bank Group.
          Executive officer bonuses are based on achieving a minimum level of performance relative to Compensation Committee-approved performance criterion. The 2008 ECIP utilized the following six performance criterion to measure actual Company performance against both threshold (minimum) goals and target goals approved by the Compensation Committee. Each of these performance criteria was weighted with a maximum value of 16.5 points on a performance matrix scorecard with the exception of Earnings Per Share, which is weighted 17.5 points to bring the total to an even 100 points.
Nonperforming Assets
Net Charge-Offs
Efficiency Ratio
Net Interest Margin
Earnings Per Share
Noninterest Income Growth

          Points are awarded under each category based on a comparison of actual performance to the established goals. We then compare total points earned are then compared against a Performance Participant Classification Matrix approved by the Compensation Committee to determine the maximum bonus payable to the executives. Maximum bonus opportunity is based on a fixed percentage of the executive’s actual base earnings during the plan year. With the exception of Mr. Hope, the actual bonus earned by a NEO is subject to reduction based on a subjective assessment of the individual’s performance by both the Compensation Committee and the Chairman of the Board and Chief Executive Officer. The Compensation Committee has no discretion to increase the bonus amount earned by executives to a level above the maximum bonus percentage specified on the Performance Participant Classification Matrix.
          To qualify for the minimum level of bonus payout under the ECIP, a minimum of forty points must be earned. This would require that at least five of the six minimum threshold goals be achieved or three of the target goals be achieved. The Compensation Committee believes the specific threshold performance goals under each performance criterion can be achieved only through sustained high level effort throughout the course of the year.
          The Compensation Committee has approved the 2009 Executive Compensation Incentive Plan design following extensive discussions with management. The principal changes to the 2009 ECIP include replacing the Net Charge-Off performance criterion with a Provision for Loan Loss performance criterion and replacing the Efficiency Ratio performance criterion with a performance criterion that compares Expense to Average Assets. The Compensation Committee believes the new performance criteria will provide a more effective measurement of credit quality and success in achieving expense reduction in 2009, a primary operational goal for 2009. There is no change to the maximum bonus opportunity for NEOs for 2009. However, ARRA directs the Treasury to adopt rules to implement the ARRA compensation standards, including a prohibition on bonuses and incentives other than certain restricted stock. As a result, it is likely that new legislative and regulatory restrictions will preclude the payment of any bonus or incentive compensation to NEOs during the period in which any obligation arising from the financial assistance provided under the CPP remains outstanding.
          Long-Term Incentives
          Our executive officers received equity awards in the form of Performance-Based Restricted Stock Units (PBRSUs) and stock options as part of their 2008 compensation. We believe annual equity-based awards are an effective form of compensation because they provide incentives for strong performance leading to enhanced shareholder value. PBRSUs and stock options encourage executive retention because they generally vest over a period of three years of continuous service, and they reward corporate performance because their value is tied to the value of our common stock. Our annual grants of PBRSUs and stock options place significant portions of the executive officers’ total annual compensation “at risk” and in alignment with the long-term interests of our shareholders.
          PBRSUs represent the right to earn and receive a number of shares of our common stock in the future based on the Company’s performance and the executive’s continuous employment with the Company over a three-year performance period. Each executive officer is awarded a target number of PBRSUs that is subject to both a reduction down to zero or an increase up to a maximum of 200% of the target award. Performance adjustments to PBRSUs granted prior to 2008 were based on a formula with Return on Average Assets (ROAA) weighted 60% and Return on Average Equity (ROAE) weighted 40%. Whitney’s actual performance using these two criteria was compared to the average of the top five performing banks from the designated Peer Bank Group in each criterion for the three-year performance period. The composite performance percentage was next evaluated against a Compensation Committee-approved performance award matrix to determine the target award adjustment factor. For example, PBRSUs awarded to our NEOs in 2006 will vest in 2009, three years from the 2006 award date. These target awards are subject to a positive performance adjustment of 130% of target based on the composite average performance results achieved during the three-year performance period of 2006 through 2008. Target PBRSUs have dividend rights that are paid in cash during the vesting period.

          When granting PBRSU awards in 2008, the Compensation Committee selected TSR and ROE (ROE) as the criteria to determine the level of performance adjustment, if any, that would be applied to the target awards when they vest in 2011. The Company’s comparison of actual performance over the three-year period will now be compared to the entire Peer Bank Group with TSR weighted 60% and ROE weighted 40%. A new performance matrix was also approved by the Compensation Committee which will be utilized to adjust PBRSU awards granted in 2008 and subsequent years to link performance adjustments to criteria that directly impact creation of shareholder value.
          In 2008, the Compensation Committee granted target awards of 40,000 PBRSUs to Mr. Hope; 15,000 PBRSUs to Mr. Turner; 11,000 PBRSUs to Mr. Baird; and 11,000 PBRSUs to Mr. Callicutt. The Compensation Committee did not grant PBRSUs to either Mr. Marks or Mr. Milling due to their scheduled retirement in 2008. The Compensation Committee takes into consideration each employee’s position, base salary and performance when making its subjective assessment of the appropriate number of PBRSUs to grant.
          Stock options represent the right to purchase shares of our common stock at a specified price in the future. Stock options granted to executive officers in 2008 are subject to a three-year cliff-vesting schedule with an exercise price not less than the fair market value of our common stock on the date of grant. The Compensation Committee granted 40,000 nonqualified stock options to Mr. Hope, 15,000 non-qualified stock options to Mr. Turner and 11,000 nonqualified stock options to Messrs. Callicutt and Baird.
          The Compensation Committee has not historically targeted a specific percentage of total compensation to be provided to executive officers in the form of equity-based awards. However, beginning in 2008, the Compensation Committee set the target value of the equity awards to be granted as a percentage of each executive’s base salary. We believe this approach will provide us greater control and consistency relative to the value of equity awards we grant each year. The number of awards granted to each executive officer other than the Chairman of the Board and Chief Executive Officer is approved by the Compensation Committee based on recommendations made by our Chairman of the Board and Chief Executive Officer. The Compensation Committee based these decisions are based on a variety of factors, including short and long-term company performance, the officer’s level of responsibility, an assessment of individual performance and competitive market data.
          The Compensation Committee has had a consistent practice for 10 years of granting equity awards to our executive officers and other employees at its regularly scheduled annual meeting in June of each year. We do not coordinate the timing of grants with the release of material information.
          ARRA directs the Treasury to adopt rules to implement the ARRA compensation standards, including a prohibition on bonuses and incentives other than certain restricted stock for SEOs and the next 10 most highly compensated employees. ARRA permits “long-term” restricted stock, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all CPP-related obligations are satisfied, and any other conditions which the Treasury may specify have been met. Therefore, the Company’s ability to grant stock options and PBRSUs cannot be determined until final regulations under ARRA have been published by the appropriate regulatory bodies. Additionally, because ARRA appears to allow the Company to grant incentive compensation in the form of qualifying restricted stock and the February Guidelines appear to exclude qualifying restricted stock from the $500,000 annual compensation limit imposed thereunder, the Compensation Committee might consider granting restricted stock meeting applicable ARRA requirements as part of our long-term incentive program when such requirements are issued.
          Retirement Benefits
          Retirement benefits also play an important role within our overall executive compensation strategy because they provide financial security at retirement, which encourages executives to remain in the service of the Company over the long term. We believe that our retirement program, including the benefits which can be earned based on service, is comparable to those offered by the companies in our Peer Bank Group. It continues to be an essential component to ensuring that our executive compensation program remains competitive.

          We maintain the Whitney National Bank Retirement Plan (the Retirement Plan), a tax-qualified, defined benefit plan in which a substantial majority of our employees, including the NEOs, are eligible to participate. Effective as of December 31, 2008, the Retirement Plan was amended to limit future participation to employees who, as of December 31, 2008, were vested in plan benefits (minimum of five years credited service) and whose age and years of service equaled 50. Each of the NEOs, excluding Messrs. Marks and Milling who retired during 2008, will continue to accrue additional service and benefits under the Retirement Plan after January 1, 2009.
          Employees who did not satisfy these requirements and new employees hired after January 1, 2009 will now participate in a Discretionary Profit Sharing Plan that will provide an annual contribution equal to four percent of base earnings to a profit sharing account maintained in the employee’s name. To be vested in his or her profit sharing account, an employee must have a minimum of three years of service as of the date of separation from the Bank.
          In addition, we maintain the following nonqualified retirement and deferred compensation plans that are available to our NEOs:
•	Whitney Holding Corporation Retirement Restoration Plan

•	Whitney Holding Corporation Deferred Compensation Plan
          Each of the above retirement plans is described in more detail beginning on page 29 of this proxy statement.
          Other Benefits and Perquisites
          We provide our executive officers with Group Variable Universal term life insurance and long-term disability insurance coverage that provide tax-free benefits. In addition, our NEOs receive various perquisites, such as club memberships, home security services, limited personal financial planning services, free parking, and spousal travel to company-related events and, in the case of Messrs. Hope and Turner, a monthly auto allowance. Prior to their retirement in 2008, both Mr. Marks and Mr. Milling were provided a leased vehicle by the Bank for business and personal use. We believe the perquisites provided to our NEOs are reasonable in light of industry practices and perquisites available to executive officers of the companies in our Peer Bank Group. We review the perquisites provided to our executive officers on a periodic basis to ensure that we are providing benefits that align with our overall compensation goal of providing competitive compensation to our executive officers. Although we believe that the perquisites we provide are reasonable, we will review such benefits in connection with the adoption of a luxury expenditures policy required under ARRA once final regulations have been published.
          Change in Control Agreements
          The Company has entered into change in control agreements (which we refer to as Executive Agreements) with certain executive officers, including the NEOs. In the event that a qualifying termination occurs within one year prior to or within three years following a change in control of the Company, the executive is entitled to receive a severance benefit equal to 300% of the average compensation, excluding stock-based compensation, paid to the executive during the highest three of the five calendar years immediately preceding the calendar year in which a change in control occurs. This level of severance was set by the Compensation Committee after looking at practices within the Peer Bank Group and the financial services industry as a whole. The Executive Agreements also provide for immediate vesting and lapse of any restrictions on outstanding equity awards, continued coverage under our group health and life plans for a period of three years and payment of a lump sum equal to the accruals that would have been made under our retirement plans for the lesser of three years or the number of years remaining until the executive reaches normal retirement age. The Company will pay or reimburse the executive for any golden parachute excise tax payable with respect to such payments.
          In accordance with the Letter Agreements entered into between the Company and each of the NEOs, the potential benefits under the Executive Agreements are subject to reduction as necessary to be in compliance with the provisions of EESA in the event a triggering event were to occur. Under the February

Guidelines and ARRA, certain post-termination payments to the NEOs are prohibited. To the extent ARRA and the rules implementing it prohibit any benefits under the Executive Agreements, the Company shall comply with any such restrictions.
          We believe the Executive Agreements are an important element of our executive officers’ overall compensation packages. The Executive Agreements serve to ensure the continued employment and dedication of our executive officers notwithstanding any personal concerns they may have regarding their continued employment, either prior to or following a change in control. These types of agreements, which are very common in today’s business environment and within our Peer Bank Group, are also equally important as a recruiting and retention device.
Tax and Accounting Considerations
          Code Section 162(m)
          Prior to the amendments enacted by EESA, Section 162(m) of the Internal Revenue Code placed a limit of $1 million on the amount of compensation that we could deduct in any year with respect to any one of our NEOs. This limitation did not apply to compensation meeting the requirements under Section 162(m) for “qualifying performance-based” compensation. Section 302(a) of EESA amends Section 162(m) to add Section 162(m)(5) which reduces the tax deduction for executive remuneration from $1 million to $500,000 for CPP participants and eliminates the exception for qualified performance-based compensation. In connection with our participation in the CPP, we agreed not to take a federal income tax deduction for annual compensation paid to any SEO in excess of $500,000. This limit will continue to apply for so long as Treasury holds any debt or equity position in the Company. As a result, we are likely to be denied a deduction for a significant portion of the compensation we pay to our NEOs in 2009 and in any future year until Treasury no longer retains a position in the Company. The reduced annual deduction limit also applies under ARRA.
          It is the Compensation Committee’s intent to maximize deductibility of executive compensation while retaining some discretion to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent.
          Code Sections 280G and 4999
          As discussed above, we provide certain change in control severance benefits to our NEOs under the Executive Agreements, including a reimbursement to the executive for any excise tax imposed under Code Section 4999. Code Section 4999 imposes a 20% excise tax on our NEOs who receive an “excess parachute payment” and Section 280G disallows the tax deduction to the Company for any excess parachute payment. An excess parachute payment is the aggregate amount of cash and other benefits payable upon a change in control that exceeds 2.99 times the executive’s base amount (average W-2 compensation for five calendar years preceding the change in control). The IRS imposes the excise tax on the amount that exceeds the executive’s base amount.
          EESA amends the Section 280G definition of a parachute payment to mean severance payments paid by reason of an involuntary termination or in connection with bankruptcy, liquidation, or receivership by the employer in excess of three times the base amount and EESA also requires a financial institution participating in the CPP to commit not to provide excess parachute payments under Section 280G. In connection with our participation in the CPP, EESA limitations will apply to us for so long as Treasury holds any debt or equity position in the Company.
          The February Regulations further amend the definition of a parachute payment to mean one times the base amount and ARRA deems any payment for departure from the Company to be a parachute payment. Therefore, the Company’s tax considerations related to Code Sections 280G and 4999 may no longer be relevant during the period in which any obligation arising from the financial assistance provided under the CPP remains outstanding, as our ability to provide any change in control severance benefits to NEOs may be eliminated. When regulations are issued implementing ARRA, we will determine the effect on the Executive Agreements.

          FAS 123R
          With the adoption of the Financial Accounting Standards Board Statement of Financial Accounting Standards No.123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment does not have a material effect on the selection of forms of compensation.
Stock Ownership Guidelines
          While many of the Company’s executive officers have significant Company stock holdings, we do not have specific guidelines regarding stock ownership for our officers. The Compensation Committee believes that the annual equity-based awards to our NEOs provide a sufficient opportunity for the executives to acquire Company stock and to further align their interests with the interests of our shareholders.
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

						Change in
					Non-	Pension
					Equity	Value and
					Incentive	Nonqualified	All Other
			Stock	Option	Plan	Deferred	Compen-
Name and			Awards	Awards	Compen-	Compensation	sation
Principal Position	Year	Salary	(1)	(2)	sation (3)	Earnings (4)	(5)	Total
John C. Hope, III	2008	$698,000	$658,316	$109,487	$—	$392,776	$104,413	$1,962,992
Chairman of the Board & Chief	2007	467,500	876,913	57,570	377,506	222,293	366,153	2,367,935
Executive Officer of the	2006	370,000	585,918	14,460	262,700	143,688	23,242	1,400,008
Company and the Bank
Thomas L. Callicutt, Jr.	2008	340,000	230,754	49,598	—	179,916	17,651	817,919
Sr. Executive Vice President &	2007	332,500	352,081	33,650	236,075	139,315	13,923	1,107,544
Chief Financial Officer of the	2006	317,500	306,705	12,050	225,425	117,932	12,935	992,547
Company and the Bank and
Treasurer of the Company
John M. Turner, Jr.	2008	382,225	289,082	61,475	—	108,039	110,370	951,191
President of the Company and
the Bank
Robert C. Baird, Jr.	2008	375,550	402,664	58,238	—	173,746	29,289	1,039,487
Sr. Executive Vice President of	2007	372,500	737,230	40,380	224,804	141,063	22,851	1,538,828
the Company and the Bank	2006	370,000	585,918	14,460	262,700	128,360	12,244	1,373,682
R. King Milling	2008	560,000	268,029	24,218	—	333,780	79,145	1,265,172
Former Vice Chairman of the	2007	560,000	656,738	28,920	397,600	201,705	34,892	1,879,855
Company and the Bank	2006	560,000	575,118	14,460	397,600	234,721	29,026	1,810,925
William L. Marks	2008	187,500	287,060	29,520	—	111,082	44,710	659,872
Former Chairman of the Board	2007	900,000	2,361,905	120,500	855,000	796,436	38,802	5,072,643
& Chief Executive Officer of	2006	900,000	2,259,656	60,250	855,000	748,009	48,765	4,871,680
the Company and the Bank

(1)	The Stock Awards column shows the dollar amount recognized for financial statement reporting purposes in 2008 in accordance with FAS 123R (disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions) for awards of PBRSUs granted in 2008 (which are described in the Grants of Plan-Based Awards table beginning on page 26 of this proxy statement) and for awards of PBRSUs granted in 2005, 2006 and 2007 for which we continued to recognize expense in 2008. The fair value of the stock awards was based on the fair market value as of the grant date of the stock underlying the awards. Refer to Note 16 to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008 for additional information on these awards during the year.

Under provisions of a Performance-Based Restricted Stock Agreement, the target award of 55,000 shares granted to Mr. Marks in 2005 was prorated to 50,479 shares due to his retirement on March 15, 2008 before the scheduled vesting date. This prorated target award was increased to 78,242 shares based on the Company’s achievement of performance goals over a three-year performance period ending December 31, 2007, and such shares became vested on June 13, 2008.

Under provisions of a Performance-Based Restricted Stock Unit Agreement, the target award of 60,000 PBRSUs granted to Mr. Marks in 2006 was prorated to 34,302 PBRSUs due to his retirement. This prorated target award was increased to 44,593 PBRSUs based on the Company’s achievement of performance goals over a three-year performance period ending December 31, 2008, and such PBRSUs will convert to shares of common stock on June 28, 2009.

Under provisions of a Performance-Based Restricted Stock Unit Agreement, Mr. Milling’s target award of 20,000 PBRSUs granted in 2006 was prorated to 16,748 PBRSUs due to his retirement on December 31, 2008. This prorated target award was increased to 21,772 PBRSUs based on the Company’s achievement of performance goals over a three-year performance period ending December 31, 2008, and such PBRSUs will convert to shares of common stock on June 28, 2009.

The Stock Awards column includes expense related to prorated target awards only up to the retirement dates of Messrs. Marks and Milling. Expense related to changes in the estimate of the performance shares and units are included for the year of the change.

(2)	The Option Awards column shows the dollar amount recognized for financial statement reporting purposes in 2008 in accordance with FAS 123R for options granted in 2006, 2007 and 2008. The fair value of the stock options was estimated as of the grant dates using the Black-Sholes option-pricing model. Refer to Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for additional information on these options, including the assumptions used in determining their fair value.

On June 28, 2006, Messrs. Marks and Milling were awarded 50,000 and 12,000 stock options, respectively, with a scheduled vesting date of June 28, 2009. Under terms of the award, a pro rata number of options became immediately exercisable upon their respective retirements and remained exercisable for 90 days. Mr. Marks vested in 28,585 options and forfeited 21,415 options, when he retired on March 15, 2008. Mr. Milling vested in 10,049 options and forfeited 1,951 options when he retired on December 31, 2008.

(3)	The Non-Equity Incentive Plan Compensation column reflects the fact that the NEOs did not earn annual cash bonuses in 2008 because the Company did not achieve the minimum level of performance required by the ECIP. Refer to the discussion of “Annual Incentives” in the Compensation Discussion and Analysis on page 19 of this proxy statement for additional information.

(4)	The Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the aggregate of the increase in actuarial present values of each of the NEO’s accumulated benefits under our qualified Retirement Plan and our nonqualified Retirement Restoration Plan.

(5)	Amounts for 2008 in the All Other Compensation column include premiums for group life and long-term disability insurance, matching contributions to the 401(k) plan and reimbursements for taxes on certain perquisites for all NEOs. Reimbursements for taxes amounted to $22,883 for Mr. Hope and $28,699 for Mr. Turner and were less than $10,000 each for Messrs. Callicutt, Baird, Milling and Marks. For Messrs. Marks and Milling who retired in 2008, the column also includes the value of furnished offices in the Company’s headquarters, parking spaces for three years and part-time secretarial support for one year. We valued this benefit for Messrs. Marks and Milling as having an aggregate incremental cost to the Company of $40,425 per executive, for the three year period, by combining the fair market rental value of the furnished office space, the fair market cost for reserved parking spaces, the purchase cost of standard office equipment and salary expense of the part-time secretary.

The amounts also reflect the value of certain perquisites and other personal benefits the Company makes available to its executive officers, including club memberships, home security services, personal financial planning services, executive wellness checkups and reimbursements of travel, accommodations and other expenses of family members who accompanied executive officers on business trips. In 2008 the Company reimbursed Messrs. Hope and Turner for the cost of their country club memberships in the amounts of $35,000 and $34,223 respectively. Additionally, the Company provided Mr. Milling the use of a leased automobile, provided Mr. Hope with an automobile allowance of $30,000 and provided Mr. Turner with an automobile allowance. No other individual perquisites exceeded $25,000.

2008 GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts			Estimated Future Payouts			All Other
		Under Non-Equity Incentive			Under Equity Incentive Plan			Option
		Plan Awards (1)			Awards (2)			Awards:		Grant Date
					Thres-			Number of		Fair Value
					hold			Securities	Exercise	of Stock
					Number	Target	Maximum	Underlying	Price of	and Option
	Grant	Thres-		Maxi-	of	Number	Number	Options	Option	Awards
Name	Date	hold	Target	Mum	Shares	of Shares	of Shares	(3)	Awards	(4)
John C. Hope, III	1/22/08	$375,000	$660,000	$900,000
	6/24/08				10,000	40,000	80,000			$750,000
	6/24/08							40,000	$18.77	139,200

Thomas L. Callicutt, Jr.	1/22/08	129,200	224,400	306,000
	6/24/08				2,750	11,000	22,000			206,470
	6/24/08							11,000	18.77	38,280

John M. Turner, Jr.	1/22/08	150,100	260,700	355,500
	6/24/08				3,750	15,000	30,000			281,550
	6/24/08							15,000	18.77	52,200

Robert C. Baird, Jr.	1/22/08	142,709	247,863	337,995
	6/24/08				2,750	11,000	22,000			206,470
	6/24/08							11,000	18.77	38,280

R. King Milling		—	—	—	—	—	—	—	—	—

William L. Marks		—	—	—	—	—	—	—	—	—

(1)	Amounts represent estimated possible payouts of annual incentive bonuses under our ECIP. The threshold amount is the payout corresponding to the minimum performance level under the ECIP that would result in the payment of an executive bonus. The target amount reflects the payout corresponding to the estimate of the expected level of achievement of performance goals at the date of the award. The maximum amount is the payout corresponding to the maximum performance level under the ECIP. No incentive bonuses were earned by the NEOs in 2008 because the Company did not achieve the minimum level of performance required by the ECIP. Refer to the discussion of “Annual Incentives” in the “Compensation Discussion and Analysis” on page 19 of this proxy statement for additional information.

(2)	Amounts represent the estimated number of PBRSUs to be earned based on the Company’s composite performance percentage compared to our Peer Bank Group in the categories of TSR and ROE for the three-year period ending December 31, 2010. The threshold number of shares is the award corresponding to the minimum performance level under the plan that would result in some PBRSUs being earned. The target amount reflects the original number of PBRSUs awarded that would be earned based on achieving the performance goals corresponding to the 100% factor in the performance adjustment matrix. The maximum number of shares is the award corresponding to the maximum performance level under the ECIP. Each earned PBRSU represents a right to receive one share of our common stock on June 24, 2011 (or earlier upon a change in control of the Company) provided the executive is still employed by the Company (or has incurred a prior termination of employment due to death, disability, retirement or involuntary severance without cause). Target PBRSUs have dividend-equivalent rights payable in cash if dividends are paid on our common stock. Refer to the discussion of “Long-Term Incentives” in the “Compensation Discussion and Analysis” on page 20 of this proxy statement for additional information.

(3)	Amounts reflect the number of options to purchase shares of our common stock awarded in 2008 to each NEO under the Company’s Long-Term Incentive Plan. The options vest three years from the date of grant (or earlier upon a change in control of the Company) and expire 10 years from the date granted.

(4)	Represents the grant date fair value of the awards determined in accordance with FAS 123R.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive Plan
								Plan	Awards:
	Number of	Number of				Number		Awards:	Market or
	Securities	Securities				of Units	Market	Number of	Payout Value
	Underlying	Underlying			Option	That Have	Value of	Unearned	of Unearned
	Unexercised	Unexercised		Option	Expira-	Not	Units That	Units That	Units That
	Options	Options		Exercise	tion	Vested	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable		Price	Date	(4)	Vested (5)	Vested	Vested (5)
John C. Hope, III	16,873			$18.07	6/09/09	26,000	$415,740	36,000 (6)	$1,215,240
	16,873			16.53	6/13/10			40,000 (7)
	16,875			18.58	6/12/11
	21,000			22.58	6/11/12
	21,000			22.44	6/10/13
	21,000			28.86	6/15/14
	10,000			31.59	6/14/15
		12,000	(1)	35.41	6/28/16
		30,000	(2)	28.76	7/10/17
		40,000	(3)	18.77	6/24/18

Thomas L. Callicutt, Jr.	3,375			$18.07	6/09/09	9,750	$155,903	12,000 (6)	$367,700
	13,498			16.53	6/13/10			11,000 (7)
	13,500			18.58	6/12/11
	16,875			22.58	6/11/12
	16,875			22.44	6/10/13
	16,875			28.86	6/15/14
	10,000			31.59	6/14/15
		10,000	(1)	35.41	6/28/16
		10,000	(2)	28.76	7/10/17
		11,000	(3)	18.77	6/24/18

John M. Turner, Jr.	3,375			$18.07	6/09/09	9,750	$155,903	18,000 (6)	$527,670
	3,375			16.53	6/13/10			15,000 (7)
	3,375			18.58	6/12/11
	7,500			22.58	6/11/12
	7,500			22.44	6/10/13
	7,500			28.86	6/15/14
	10,000			31.59	6/14/15
		10,000	(1)	35.41	6/28/16
		15,000	(2)	28.76	7/10/17
		15,000	(3)	18.77	6/24/18

Robert C. Baird, Jr.	16,873			$18.07	6/09/09	26,000	$415,740	14,000 (6)	$399,750
	16,873			16.53	6/13/10			11,000 (7)
	16,875			18.58	6/12/11
	21,000			22.58	6/11/12
	21,000			22.44	6/10/13
	21,000			28.86	6/15/14
	10,000			31.59	6/14/15
		12,000	(1)	35.41	6/28/16
		12,000	(2)	28.76	7/10/17
		11,000	(3)	18.77	6/24/18

R. King Milling	6,535			$16.53	3/31/09	21,772	$348,134	—	—
	17,535			28.86	3/31/09
	10,000			31.59	3/31/09
	10,049			35.41	3/31/09

William L. Marks	—					44,593	$713,042	—	—

(1)	Options were awarded on June 28, 2006 and become exercisable on June 28, 2009 (or earlier upon a change in control of the Company) provided the executive officer is still employed. A prorated number of options can vest and become immediately exercisable upon a NEO’s retirement, death or disability within the three-year period before vesting.

(2)	Options were awarded on July 10, 2007 and become exercisable on July 10, 2010 (or earlier upon a change in control of the Company) provided the executive officer is still employed. A prorated number of options can vest and become immediately exercisable upon a NEO’s retirement, death or disability within the three-year period before vesting.

(3)	Options were awarded on June 24, 2008 and become exercisable on June 24, 2011 (or earlier upon a change in control of the Company) provided the executive officer is still employed. A prorated number of options can vest and become immediately exercisable upon a NEO’s retirement, death or disability within the three-year period before vesting.

(4)	PBRSUs will vest and convert to shares on June 28, 2009.

(5)	Market value is calculated based on the closing price of our common stock on December 31, 2008 of $15.99.

(6)	Reflects awards of PBRSUs that are earned based on the Company’s achievement of ROAA and ROAE relative to the Peer Bank Group over a three-year performance period ending on December 31, 2009 and that vest on July 10, 2010. The table reflects the number of PBRSUs that would have been earned based on the Company’s actual performance levels for 2007 and 2008.

(7)	Reflects awards of PBRSUs that are earned based on the Company’s achievement of TSR and ROE relative to our Peer Bank Group over a three-year performance period ending on December 31, 2010 and that vest on June 24, 2011. The table reflects the number of PBRSUs that the NEOs would have been earned based on the Company’s actual performance levels for 2008.
2008 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise (1)	Acquired on Vesting	on Vesting (2)
John C. Hope, III	—	$—	18,600	$354,702
Thomas L. Callicutt, Jr.	—	—	8,525	162,572
John M. Turner, Jr.	—	—	8,525	162,572
Robert C. Baird, Jr.	—	—	18,600	354,702
R. King Milling	12,189	86,506	18,600	354,702
William L. Marks	—	—	78,242	1,492,075

(1)	Reflects the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Reflects the fair market value of the underlying shares as of the vesting date.

PENSION BENEFITS

		Number of Years	Present Value of	Payments
		of Credited	Accumulated	During
Name	Plan Name	Service	Benefit	2008
John C. Hope, III	Retirement Plan	14	$421,970	—
	Retirement Restoration Plan	14	995,524	—
Thomas L. Callicutt, Jr.	Retirement Plan	10	345,249	—
	Retirement Restoration Plan	10	474,330	—
John M. Turner, Jr.	Retirement Plan	14	198,080	—
	Retirement Restoration Plan	14	194,383	—
Robert C. Baird, Jr.	Retirement Plan	13	368,823	—
	Retirement Restoration Plan	13	664,113	—
R. King Milling	Retirement Plan	24	902,040	—
	Retirement Restoration Plan	24	3,026,910	—
William L. Marks	Retirement Plan	18	706,059	—
	Retirement Restoration Plan	18	4,735,886	—
          The Bank’s Retirement Plan is a tax-qualified, funded, noncontributory defined benefit pension plan. Pension benefits accrue through the employee’s career and are based upon the employee’s years of service and the employee’s earnings during the highest five-year consecutive period during the 10 years preceding retirement. The plan formula also contains a partial offset for social security income attributable to earnings at the Bank. Earnings include both salary and cash incentives earned under the ECIP. Under Internal Revenue Service (IRS) regulations, the maximum amount of earnings that could be considered in 2008 was $230,000 and the maximum amount in 2009 will be $245,000.
          Benefits under the Bank’s Retirement Plan at normal retirement age (65) are based on the following formula: the number of years of service (up to a maximum of 35) multiplied by 1.83% of final average earnings, reduced by 1.60% of the primary social security benefit. The number of years of credited service represents actual years of service. Early retirement benefits, which are subject to an actuarial reduction of 5% per year for each year before age 65 are available to employees at age 55 who have at least 10 years of credited service. Messrs. Hope, Callicutt and Baird are currently eligible for early retirement. Benefits are payable in the form of an annuity and are paid from a trust fund funded solely by Bank contributions. The present value of the accumulated benefit is calculated assuming a straight life annuity option.
          The maximum annual benefit that the Retirement Plan can pay under IRS guidelines is $185,000 for 2008 and $195,000 for 2009.
          The Bank also sponsors an unfunded nonqualified Retirement Restoration Plan that provides a supplemental pension benefit out of general assets substantially equal to the difference between the amount that would have been paid under the qualified Retirement Plan, in the absence of statutory provisions limiting the amount of annual earnings that can be considered when computing benefits, and the amount that can be paid annually to a retiree.
          In the table above, the present value of the accrued benefit with respect to each NEO under both the Retirement Plan and the Retirement Restoration Plan is based on assumptions described in Footnote 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

2008 NONQUALIFIED DEFERRED COMPENSATION

			Aggregate
	Executive	Registrant	Earnings	Aggregate	Aggregate Balance
	Contributions	Contributions	(Losses) in	Withdrawals/	at December 31,
Name	in 2008	in 2008	2008	Distributions	2008
John C. Hope, III Deferred Compensation Plan	—	—	$(238,206)	—	$402,848
Thomas L. Callicutt, Jr. Deferred Compensation Plan	—	—	(33,904)	—	65,727
John M. Turner, Jr. Deferred Compensation Plan	$44,410	—	(49,292)	—	88,144
Robert C. Baird, Jr. Deferred Compensation Plan	—	—	—	—	—
R. King Milling Deferred Compensation Plan	—	—	(44,460)	38,940	88,594
William L. Marks Deferred Compensation Plan	—	—	(1,877,452)	387,472	2,916,908
          The Company’s Deferred Compensation Plan is a nonqualified deferred compensation plan pursuant to which the NEOs may elect to defer up to 25% of their base salary and 100% of their annual incentive bonus. Deferred amounts are credited with investment gains or losses based on the rate of return of available mutual funds selected by the executive that the executive may change at any time. The Company does not make contributions to participant accounts under the Deferred Compensation Plan. Distributions are payable in the form of a lump sum or in installments over a five- or ten-year period beginning on the date selected in advance by the participant.
Potential Payments Upon Termination Or Change In Control
          As noted in the Compensation Discussion and Analysis section of this proxy statement, we have entered into Executive Agreements with all executive officers, including our NEOs. These agreements provide for payments to each NEO in the event of his qualifying termination if it occurs within one year before or three years after a change in control of the Company.
          A change in control of the Company is defined in the Executive Agreements to mean (i) the consummation of certain types of transactions, including mergers and the sale of all or substantially all of our assets or stock, (ii) acquisition by any person or entity of the beneficial ownership of securities representing 20% or more of the voting power of our then outstanding securities without approval of the Board of Directors, or (iii) a change in members of the Board that results in the exclusion of the continuing Board.
          A qualifying termination means the occurrence of one of the following events in connection with a change in control: (i) a diminution in the nature and scope of the NEO’s authorities or duties, a change in his or her reporting responsibilities or titles or the assignment of any NEO to any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status immediately preceding such assignment, (ii) a reduction in the NEO’s compensation during the covered period, (iii) the transfer of a NEO to a location requiring a change in his residence or a material increase in the amount of travel ordinarily required of the NEO in the performance of his duties, or (iv) a good faith determination by the NEO that his position, duties, responsibilities or status has been affected in a manner that prohibits the effective discharge of any such duties or responsibilities.
          The payment obligations of the Company upon a qualifying termination of a NEO set forth below are estimates calculated under the terms of the Executive Agreements. The calculations assume that the termination took place on December 31, 2008 and that the price per share of our common stock is the closing market price on such date of $15.99.
          Additionally, the calculations have been adjusted in order to reflect compliance with the legislation and regulations applicable to CPP participants. SEC regulations require us to report compensation that would have been paid had a termination event occurred on the last day of our fiscal year. Therefore, the discussion and figures below are limited by TARP regulations only to the extent they applied to us on December 31, 2008.

          As of December 31, 2008, EESA prohibited any “golden parachute” payments in connection with an involuntary termination of employment made to our NEOs to the extent the value equals or exceeds an amount three times the SEO’s “base amount” (generally defined as the five-year average of taxable compensation). The NEOs agreed to this reduction under the Letter Agreements entered into with the Company in December 2008 and the reduction is reflected in the following table.
          The table does not reflect the provision of ARRA prohibiting any severance payments because ARRA was not in effect on December 31, 2008. We will assess the impact of this provision on our Executive Agreements once the ARRA compensation standards are established and we will take all actions necessary to comply with such standards.
          No disclosure is provided for Messrs. Marks and Milling due to their respective retirements on March 15, 2008 and December 31, 2008.
POTENTIAL PAYMENTS UPON CHANGE IN CONTROL (1)

		Executive	Vesting of				Excise
		Compensa-	Unvested	Retirement	Benefit	Other	Tax
	Severance	tion Plan	Equity	Plan	Continu-	Benefits and	Gross-	Total
	Payment	Bonus	Awards	Enhancement	ation	Perquisites	up	Payments
Name	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(1)
John C. Hope, III	$—	$537,967	$1,245,632	$1,101,923	$59,516	$54,400	$—	$2,999,438

Thomas L. Callicutt, Jr.	857,020	306,000	379,167	400,417	25,568	54,400	—	2,022,572

John M. Turner, Jr.	299,840	355,500	539,067	286,126	94,906	54,400	—	1,629,839

Robert C. Baird, Jr.	1,531,871	337,995	436,538	304,259	71,863	54,400	—	2,736,926

(1)	As noted above, the severance payments and benefits shown in this table reflect TARP limitations on executive compensation in effect as of December 31,2008. Under ARRA restrictions currently in effect, the Company is prohibited from making any payment to our NEOs in connection with a departure from the Company for any reason, except for payments for services performed or benefits accrued.

(2)	The Executive Agreements provide that the Company will pay severance amount equal to 300% of the average of all compensation paid to the NEO for the highest three of five calendar years immediately preceding the calendar year in which the change in control occurs, including the amount of any compensation the NEO has elected to defer. Compensation related to equity awards, such as restricted stock, restricted stock units and the exercise of stock options is excluded from the calculation of this obligation. The reduction required by EESA has been allocated first to the severance payments in this column rather than allocating the reduction among other benefits and payments shown in the table. In the case of Mr. Hope, the allocation reduced his severance amount to zero with the remaining amount of the required reduction allocated to his bonus.

(3)	The Company would pay to the NEO an amount to which the NEO would have been entitled to receive under the Company’s ECIP for the calendar year in which a change in control occurs. We would determine the amount as though the Company and the NEO achieved all applicable performance goals. In the case of Mr. Hope, the portion of the total reduction required by EESA that could not be allocated to his severance payment was allocated to his bonus.

(4)	All outstanding restricted stock units and stock options become fully vested upon a change in control. The performance cycle for PBRSUs would be deemed to terminate as of the December 31, 2008 and the value of the performance-based awards earned would be based on the higher of the target award or the actual performance of the Company for the shortened performance period. We assigned no value to stock options outstanding because the exercise prices were higher than the fair market value of the underlying shares at December 31, 2008.

(5)	The present value of the additional benefits that would have accrued under the Retirement Plan and the Retirement Restoration Plan during the lesser of (i) three years following the date of his termination, or (ii) the number of years until the NEO reaches normal retirement age (65) would be paid to the NEO.

(6)	Health and welfare benefits would be provided to the NEO under the plans, policies or programs the Company maintains for purposes of providing medical and dental benefits and life and disability insurance to other executives of the Company with comparable duties. Coverage would end on the earlier of (i) the NEO’s coverage under Medicare Part B or (ii) the date on which the NEO is covered under group plans maintained by another employer. The value of this coverage is measured by the present value of the monthly payments the Company would make for premiums paid for the benefits. We have discounted values back to December 31, 2008.

(7)	The Company would pay an amount to the NEO equal to the contributions to the Company’s 401(k) Plan that would have been made for the lesser of (i) three years following the date of the change in control or (ii) the number of years until the NEO’s normal retirement age under the 401(k) Plan. Also included in this amount is the value of club memberships that would be transferred to each NEO under the Executive Agreements.

(8)	The NEOs are also eligible to receive a “gross-up” payment from the Company to the extent that they incur excise taxes under Section 4999 of the Code under the Executive Agreements. However, as of December 31, 2008, the executives would not receive any tax gross-ups since restrictions under EESA limit change in control severance benefits to less than three times the executive’s “base amount,” and therefore, no benefits would incur excise taxes.

Compensation of Directors
          Cash Compensation. All Company directors are also directors of the Bank. During 2008, the Bank paid its nonemployee directors annual retainer fees of $18,000 plus $1,500 for each Board meeting attended and $1,250 for each committee meeting attended with a maximum of two paid committee meetings per day. The Bank paid additional annual retainers to committee chairmen as follows: Audit Committee, $10,000, Compensation Committee, $7,500 and Nominating Committee, $2,500. The Company does not pay nonemployee directors additional fees for attendance at meetings of the Company’s Board and committees that meet on the same days as their Bank counterparts. Messrs. Bullard and Cooper, who live in Point Clear, Alabama, serve as the Board’s representatives on an advisory board in Mobile. Mr. Nickelsen, who lives in Pensacola, Florida, serves as the Board’s representative on an advisory board in Pensacola. Their participation permits them to give guidance to, and assess the performance of, Whitney’s regional management in those markets. They receive per diem compensation and, in Florida, an annual retainer for this participation, which vary depending on the market, but which are less than the per diem and annual retainer amounts they receive for attending the Company’s Board and committee meetings. In 2008, Messrs. Bullard, Cooper and Nickelsen received aggregate amounts of $5,000, $2,500 and $3,650, respectively, for their service on advisory boards, which amounts are included in the “Fees Earned or Paid in Cash” column in the 2008 Director Compensation table below.
          Equity and Deferred Compensation. Pursuant to the terms of the Company’s 2001 Directors’ Compensation Plan, each nonemployee director received annually an award of 675 shares of common stock and 4,500 stock options. Directors could elect to defer all or part of their annual stock awards and fees. Any deferred amounts were credited to a bookkeeping account maintained for each director. Pursuant to the terms of the Company’s 2001 Directors’ Compensation Plan as amended in July 2008, each nonemployee director will receive annually an award of our common stock based on a value of $30,000. The number of actual shares issued is based on the closing price of our common stock on the date of the award. Directors may elect to defer all or part of their annual stock awards, retainer and fees. Directors can allocate deferred amounts among an equity fund, S&P 500 Index Fund, a fixed income fund, a money market fund and credits representing shares of the Company’s common stock. Earnings and losses based on the performance of the selected investments are credited daily to each director’s account. Plan benefits are distributed as designated by each director, which is usually after the director is no longer on the Board.

Benefits are equal to the amount credited to a director’s account at the time of distribution. Amounts credited to the Company’s common stock fund are distributed in shares of common stock.
2008 DIRECTOR COMPENSATION

	Fees Earned or Paid	Stock
Name	in Cash (1)	Awards(2)	Option Awards (3)	Total
Joel B. Bullard, Jr.	$64,000	$12,352	$15,390	$91,742
Angus R. Cooper II	75,875	12,352	15,390	103,617
Richard B. Crowell	65,250	12,352	15,390	92,992
William A. Hines	57,250	12,352	15,390	84,992
Alfred S. Lippman	62,750	12,352	15,390	90,492
Michael L. Lomax	46,500	12,352	15,390	74,242
Eric J. Nickelsen	86,500	12,352	15,390	114,242
John G. Phillips (4)	13,375	—	—	13,375
Kathryn M. Sullivan	54,750	12,352	15,390	82,492
Dean E. Taylor	65,250	12,352	15,390	92,992
Thomas D. Westfeldt	80,250	12,352	15,390	107,992

(1)	Includes amounts deferred pursuant to the Company’s 2001 Directors’ Compensation Plan, described above.

(2)	Reflects the grant date fair value of an award of 675 shares of common stock, based on the closing price of the Company’s common stock ($18.30) on the date of grant (June 30, 2008). These awards were fully vested upon grant, and therefore 100% of the grant date fair value was recognized as an expense for financial statement reporting purposes for 2008 in accordance with SFAS 123R. The fair value of the stock awards was based on the fair market value of our common stock as of the grant date. The total number of shares of common stock owned by each of the directors is set forth in the “Security Ownership of Certain Beneficial Owners and Management” section on page 7 of this proxy statement.

(3)	Reflects the grant date fair value of an award of 4,500 stock options. These awards were fully vested upon grant, and therefore 100% of the grant date fair value was recognized as an expense for financial statement reporting purposes for 2008 in accordance with SFAS 123R. The fair value of the stock options was estimated as of the grant dates using the Black-Scholes option-pricing model. The assumptions made in valuing the options include a weighted-average expected annualized volatility of 24.38%, a weighted-average option life of seven years, an expected annual dividend yield of 4.00% and a weighted-average risk-free interest rate of 3.78%. The aggregate number of options outstanding and held by each director as of December 31, 2008 is set forth in the “Security Ownership of Certain Beneficial Owners and Management” section on page 7 of this proxy statement.

(4)	Mr. Phillips retired from the Board on April 23, 2008.

EQUITY COMPENSATION PLAN INFORMATION
          The following table summarizes certain information regarding the Company’s equity compensation plans as of December 31, 2008. Our shareholders previously approved the underlying compensation plans, which are more fully described in Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

	(a)	(b)	(c)
	Number of securities	Weighted-average	Number of securities remaining
	to be issued upon	exercise price of	available for future issuance
	exercise of	outstanding	under equity compensation
	outstanding options,	options, warrants	plans (excluding securities
Plan category	warrants and rights	and rights	reflected in column (a))
Equity compensation plans approved by shareholders	2,650,288 (1)	$25.55 (2)	2,224,159 (3)
Equity compensation plans not approved by shareholders	—	—	—

Total	2,650,288	$25.55	2,224,159

(1)	The total includes an aggregate of 2,198,288 shares that can be issued on the exercise of options held by employees. 392,788 shares are subject to options granted under the 2007 Long-Term Compensation Plan (2007 LTCP), 913,031 shares are subject to options granted under the 2004 Long-Term Incentive Plan (2004 LTIP), and 892,469 shares are subject to options granted under the 1997 Long-Term Incentive Plan (1997 LTIP). The total also includes an aggregate of 369,000 shares that can be issued on the exercise of options held by nonemployee directors of the Company. These options were granted under the Company’s 2001 Directors’ Compensation Plan, as amended and restated.

Also included in the total are 83,000 common stock equivalent units held in deferred compensation accounts maintained for certain of the Company’s directors, which must eventually be distributed as common shares of the Company. As allowed under the Company’s 2001 Directors’ Compensation Plan, certain nonemployee directors have deferred receipt of annual stock awards and fees, and the value of these deferrals has been credited to a bookkeeping account maintained for each director. The value of an account is indexed to the performance of one or more investment options specified in the plans. One of the investment options is equivalent units of the Company’s common stock. This option is mandatory for deferred stock awards and was extended by the Company’s 2001 Directors’ Compensation Plan to deferred compensation account balances maintained under a prior deferred compensation plan. The number of common stock equivalent units allocated to a director’s account for each deferral is based on the fair market value of the Company’s common stock on the deferral date. The common stock equivalent units are deemed to earn any dividends declared on the Company’s common stock, and additional units are allocated on the dividend payment date based on the stock’s fair market value.

(2)	Represents the weighted-average exercise price of options granted under the 2007 LTCP, the 2004 LTIP, the 1997 LTIP, and the Company’s 2001 Directors’ Compensation Plan. It does not include the per share price of common stock equivalent units held in deferred compensation accounts for the benefit of nonemployee directors. These units are allocated to accounts based on the fair market value of the Company’s common stock on the date of each account transaction.

(3)	Under the 2007 LTCP, the Company is authorized to make awards with respect to a maximum of 3,200,000 shares of its common stock. The 2007 LTCP provides for the award of options, stock appreciation rights, restricted stock and restricted stock units that represent common stock, as well as other stock-based awards that the Compensation Committee deems consistent with the plan’s purposes. Of the total shares authorized, the Company can make awards with respect to a maximum of 2,400,000 shares in the form of full-value awards, i.e., awards other than stock options or stock appreciations rights and which are settled in stock. A maximum of 1,000,000 shares may be issued upon exercise of incentive stock options awarded under the 2007 LTCP. As of December 31, 2008, the Company could make future awards under the 2007 LTCP with respect to 1,882,702 shares of its common stock, of which 1,475,490 can be issued pursuant to full-value awards. No incentive stock options had been awarded under the 2007 LTCP as of December 31, 2008. The total shares available for award has been reduced by the maximum number of shares that could be issued with respect to performance-based awards under the 2007 LTCP for which the performance measurement period was not completed by December 31, 2008.

Under the 2001 Directors’ Compensation Plan, as originally implemented, the Company is authorized to make awards of stock options or common stock and allocations of common stock equivalent units with respect to the lesser of either 1,687,500 shares of common stock or 3% of its issued and outstanding common stock, as determined from time to time. The Board subsequently amended the plan to reduce the authorized shares to no more than 937,500 and to eliminate the annual award of stock options beginning in 2009. As of December 31, 2008, the Company could make future awards or allocations of common stock equivalent units under the plan with respect to 341,457 shares of its common stock.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
          In 2008, the members of the Compensation Committee were Messrs. Cooper (who presided as Chairman after Mr. Phillips retired in April 2008), Hines, Lomax, Nickelsen and Taylor and Ms. Sullivan, none of whom served as an officer or employee of the Company during 2008, nor at any time prior thereto. During 2008, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K, and none of our executive officers served on the compensation committee (or its equivalent) or the board of directors of another entity whose executive officer(s) served on our Board or our Compensation Committee.
TRANSACTIONS WITH RELATED PERSONS
          The Bank has made, and expects to make in the future, loans in the ordinary course of business to directors and officers of the Company and the Bank, members of their immediate families and their associates. The Bank has made such loans on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, except as noted in the following paragraph, the loans did not involve more than the normal risk of collectibility or present other unfavorable features.
          Mr. Bullard, a director since 1994 who is not standing for re-election at the annual meeting, has direct and indirect indebtedness to the Bank, which the Bank classified as having more than the normal risk of collectibility as of December 31, 2008. Mr. Bullard’s indirect indebtedness arises from his guaranty of loans made to several of his related interests, Bullard Automotive Group, Inc., Bullard Management Corporation and JJT, an Alabama General Partnership. The largest aggregate indebtedness for Mr. Bullard and his related interests from January 1, 2008 through March 24, 2009 was $7,815,772. During this same period, Mr. Bullard and his related interests repaid $730,209 in principal on term loans and $4,019,813 on revolving lines of credit, and paid $450,331 in interest. Interest rates ranged from 2.42 to 7.25 percent during this period. Mr. Bullard generally owns 100% of the related interests named above, except that he owns 95% of JJT, an Alabama General Partnership.
          The Bank employs several relatives of directors and executive officers, including three employees who were paid or otherwise earned compensation exceeding $120,000 in the aggregate during 2008. Each of these employees is also covered under the Bank’s employee benefit plans, generally available to all similarly situated Bank employees.
          Leonard J. Marks, the son of William L. Marks, our former Chairman of the Board and Chief Executive Officer who retired in early 2008, is employed by the Bank as a commercial lender. During 2008, the Bank paid Leonard Marks gross cash compensation of $101,807 and awarded him 627 PBRSUs valued at $11,768 based on a per share price of $18.77 (the value of the Company’s common stock on the award date), which PBRSUs will not vest until 2011. In addition, Jay R. Exnicios, the brother of Joseph S.

Exnicios, one of our executive officers, is employed by the Bank as a regional market manager. During 2008, the Bank paid Jay Exnicios gross cash compensation of $149,687 and awarded him 1,254 PBRSUs valued at $23,538 based on a per share price of $18.77 (the value of the Company’s common stock on the award date), which PBRSUs will not vest until 2011. The Bank also paid for benefits to Leonard Marks and Jay Exnicios valued at $10,921 and $27,909, respectively, which benefits include matching contributions to the 401(k) plan, accidental death and disability insurance, long-term disability insurance and the change in retirement plan pension value. These benefits are available to all similarly situated Bank employees.
          The Bank also employs Gary Blossman as a Senior Vice President, serving as the Bank’s Regional President — North Shore Region (suburban New Orleans). Gary Blossman is the son of Mr. A. R. Blossman, Jr., who is one of our directors and a nominee for election at the annual meeting. Gary Blossman was formerly the President of Parish National Corporation and the President and Chief Executive Officer of Parish National Bank. The Company acquired Parish National Corporation on November 7, 2008 and Parish National Bank was merged with Whitney National Bank on December 5, 2008. Gary Blossman’s annual base salary is $240,000. He entered into an employment agreement with the Bank that includes a change in control agreement that would be activated if a change in control should occur. That change in control agreement provides a potential payment of an amount equal to 200% of Gary Blossman’s total compensation. Gary Blossman will also participate in the Bank’s executive bonus program beginning in 2009. In connection with the Parish merger Gary Blossman also received (i) a lump sump payment of $480,000 as compensation for entering into a Protective Covenant (noncompete) Agreement with Whitney; (ii) a lump sum payment of $5,083,002, as settlement of a Deferred Compensation Agreement he had with Parish National Bank and (iii) title to an automobile with a taxable value of $10,385 (his compensation reported to the IRS included this value).
          In addition to the foregoing, as a condition to the merger with Parish National Corporation, the Company required that Parish National Corporation divest its interest in an airplane, an airplane hangar, a hangar lease and related assets held by Parish Financial Services, Inc., a subsidiary of Parish National Bank, by transferring it for a cash payment equal to the book value of such assets. To effect these transfers, Mr. A. R. Blossman, Jr. and his siblings Jack A. Blossman and Susan Blossman Pierce, each of whom served as members of the Board of Directors of Parish National Corporation, formed two Louisiana limited liability companies, Touch N Go, LLC and Hammond Hangar, LLC. In early December 2008 these companies purchased the airplane and related assets for a total aggregate purchase price of $2,158,958, the book value of such assets. The Company did not obtain an appraisal for market value of the transferred assets. As each of Mr. A. R. Blossman, Jr., Jack A. Blossman and Susan Blossman Pierce are one-third owners of the acquiring companies, each individual’s share of the transaction was approximately $719,653. Mr. A. R. Blossman also purchased a vehicle from Parish National Bank for $37,921, its book value on the records of Parish National Bank.
          Mr. A. R. Blossman Jr.’s son, Roy E. Blossman, is a founding partner and member of executive management of one of the Company’s primary law firms, Carver, Darden, Koretsky, Tessier, Finn, Blossman & Areaux, LLC. Roy Blossman owns approximately 9.1% of the equity of the firm. During 2008, the Company and the Bank collectively paid approximately $1,201,946 to Roy Blossman’s law firm for legal services and Bank customers paid approximately $777,272 in legal expenses incurred by the Bank in connection with loan closings. The Carver Darden law firm has regularly provided legal services to the Company and the Bank since its organization in 1994 and provided substantial services to Parish National Corporation and Parish National Bank prior to, and in connection with, Whitney’s acquisition of Parish on November 7, 2008.
          In accordance with the terms of the Amended and Restated Agreement and Plan of Merger negotiated between the Company and Parish National Corporation, each member of Parish National Corporation’s former Board of Directors, including A. R. Blossman, Jr., Jack A. Blossman and Susan Blossman Pierce entered into a Shareholder Support Agreement with the Company. Pursuant to these agreements, A. R. Blossman, Jr., Jack A. Blossman and Susan Blossman Pierce each agreed to noncompete and nonsolicitation provisions during the three years following the closing of the merger in consideration for which the Company pays each of them $1,000 per month for the 36-month period following the closing of the merger.

          Our written Corporate Governance Guidelines require that we review all transactions that are required to be disclosed pursuant to Item 404 of SEC Regulation S-K (Related Party Transactions) for potential conflicts of interest. Our Board has approved a written Audit Committee Charter, which assigns to the Audit Committee the duty to ascertain that there is an ongoing review process of all Related Party Transactions for potential conflicts of interest and that the Audit Committee approve any such transactions.
          The Company conducts virtually all of its business activities through the Bank, whose business activities primarily consist of offering deposit accounts, making loans, engaging in a trust business and, through Bank subsidiaries, offering securities and insurance products. While Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits a public company from extending or renewing credit or arranging the extension or renewal of credit to an officer or director, this prohibition does not apply to loans made by a depository institution such as the Bank that is insured by the Federal Deposit Insurance Corporation and is subject to the insider lending restrictions of the Federal Reserve Board’s Regulation O. Accordingly, we permit our directors and executive officers, their family members and their related interests, to establish and maintain banking and business relationships in the ordinary course of business with the Bank. With respect to lending activities, the Company has a special written policy governing affiliate and insider lending transactions. This policy prohibits extensions of credit to “insiders,” as defined in the policy, unless the extension of credit:
•	is made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the Bank with members of the general public; and

•	does not involve more than the normal risk of repayment or present other unfavorable features.
          Under this policy, prior approval by the Audit Committee is required for any lending transaction that alone or together with other extensions of credit to an “insider” exceeds a specified dollar threshold and does not meet the criteria noted above or which becomes a past due, nonaccrual, or restructured loan or a potential problem as of year-end under applicable SEC rules. Also, in compliance with Regulation O, a majority of the Board must approve in advance any extension of credit to any director or executive officer or any of their covered entities that exceeds $500,000. A director with an interest in the extension of credit must abstain from voting or participating in the discussion and approval of the extension of credit.
          In accordance with Regulation O, additional restrictions are imposed on extensions of credit to any executive officer. The Bank may make extensions of credit to an executive officer:
•	in any amount to finance the education of his or her children;

•	in any amount to finance or refinance the purchase, construction or renovation of a residence when secured by a first lien on the residence;

•	in any amount provided that the extension of credit is secured by U.S. Government obligations, or a perfected security interest in a segregated deposit account of the Bank; or

•	for any other purpose if the aggregate amount of loans (excluding loans for education and residence) does not exceed $100,000.
          Regulation O requires that all extensions of credit to executive officers must be (1) promptly reported to the Board; (2) preceded by the submission of a detailed personal financial statement; and (3) made subject to the written provision (in the promissory note or allonge thereto) that the loan will, at the option of the Bank, be due and payable at any time that the executive officer is indebted to any other bank or banks in an amount greater than the dollar thresholds set forth above.

          In order to promote compliance with applicable laws, regulations and rules pertaining to “insider” lending transactions discussed above, the Bank has appointed an officer (the Regulation O Officer) to assist Bank employees in identifying and reviewing pertinent transactions with identified “insiders.” The Regulation O Officer annually receives lists of all directors and executive officers of the Company and the Bank and any other subsidiaries from our Corporate Secretary, as well as a list of our principal shareholders, if any. The information provided includes the names of these individuals and their family members, as well as the names of their related interests, which are referred to as “covered entities,” and is put together based on questionnaires our directors and executive officers submit to the Corporate Secretary, as well as information available from public databases and the Bank’s records. The Bank’s officer managing a proposed extension of credit to an “insider” is responsible for confirming that the proposed extension of credit is in compliance with the Bank’s policy on insider transactions. The Regulation O Officer will promptly notify our Corporate Secretary and the chairman of our disclosure committee in the event the Regulation O Officer detects an extension of credit to an “insider” that appears to violate the policy.
          The Corporate Secretary has procedures to help us determine at the end of each year whether any insider relationship or transaction has occurred that must be disclosed pursuant to the SEC’s rules regarding Related Party Transactions, or that might impair a nonemployee director’s independence under SEC rules or Nasdaq listing requirements. These procedures include director and executive officer questionnaires, a survey of customer databases of the Company and its subsidiaries, as well as a review of other records, including accounts payable, payroll and real estate transaction records. The Corporate Secretary reports any Related Party Transactions so discovered to the Audit Committee for review, approval or ratification and reports other matters that would disqualify a nonemployee director from meeting Nasdaq or SEC independence requirements to the Board.
          To further raise awareness regarding, and to ensure the proper handling of, insider transactions, we have adopted various codes of conduct, including the Employee Code of Conduct and Standard of Ethics, the Code of Ethics and Conduct for Senior Financial Officers and Executive Officers, and the Code of Business Conduct and Ethics for the Board of Directors. These codes, which are available on the Corporate Governance page of our website at www.whitneybank.com, promote the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, encourage covered persons to seek advice to avoid conflicts of interest, and provide that banking and business relationships between directors, executive officers, and their family members and their entities and us be on nonpreferential terms and in the ordinary course of business. Employees are also prohibited from handling any customer or vendor relationship involving themselves, their family members or a “covered entity” associated with an employee or their family members. Our Audit Committee is responsible for applying and interpreting the codes pertaining to senior financial officers, executive officers and directors, and is required to report its findings of violations to the Board for further action.
AUDITORS
          The Company’s Audit Committee selected PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2008. As part of its role in the oversight of the independent registered public accounting firm, the Audit Committee has adopted policies and procedures to preapprove all audit and permissible nonaudit services performed by the independent registered public accounting firm. The policy requires that on an annual basis the Audit Committee preapprove the general engagement of the independent registered public accounting firm to provide defined audit, audit-related and possible tax services within preapproved fee levels. Unless otherwise provided, such preapprovals shall remain in effect for 12 months. The Audit Committee may revise the list of generally preapproved services from time to time. The Audit Committee may also grant general preapproval for other permissible nonaudit services classified as “all other services,” provided that such services would not impair the independent registered public accounting firm’s independence. Preapproval may be granted by action of the full Audit Committee or, in the absence of such action, b. one or more members of the Audit Committee. Any preapproval granted by less than the full Audit Committee must be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee will consult the SEC’s rules and relevant guidance in applying this policy. During 2008, the Audit Committee preapproved all nonaudit services provided by PwC.

Audit Fees
          For 2008 and 2007, the Company and its subsidiaries incurred aggregate fees of $800,300 and $684,300, respectively, payable to PwC for the audits of the consolidated financial statements of the Company and its subsidiaries, reviews of the quarterly consolidated financial statements of the Company and the audit of the design and operating effectiveness of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Federal Deposit Insurance Corporation Improvement Act.
Audit-Related Fees
          For 2008 and 2007, the Company and its subsidiaries incurred aggregate audit-related fees of $109,750 and $203,025 respectively, payable to PwC, for assurance and related services for employee benefit plan audits, Statement on Auditing Standards (SAS) 70 procedures and agreed upon procedures engagements. The Audit Committee preapproved 100% of the audit-related fees paid to PwC in 2008 and 2007.
Tax Fees
          Neither the Company nor any of its subsidiaries paid fees for tax services to PwC for the fiscal years 2008 and 2007.
All Other Fees
          Neither the Company nor any of its subsidiaries paid fees for any other services to PwC for the fiscal years 2008 and 2007.
AUDIT COMMITTEE REPORT
          The Audit Committee assists the Board in monitoring the Company’s accounting and financial reporting processes and has a key role in the oversight and supervision of PwC, the Company’s independent registered public accounting firm. The Audit Committee’s role includes sole authority to: (1) appoint or replace the Company’s independent registered public accounting firm; (2) preapprove all audit or permissible nonaudit services that the Company’s independent registered public accounting firm performs on behalf of the Company; and (3) approve compensation related to all auditing services and any permissible nonaudit services. The Audit Committee monitored management’s evaluation of the effectiveness of internal control over financial reporting and retained and monitored the activities of PwC. The Audit Committee also oversees the Company’s procedures for the receipt, retention and treatment of complaints the Company receives regarding accounting, internal accounting controls or auditing matters and reviews Related Party Transactions for potential conflicts of interest. For greater detail regarding the functions and responsibilities of the Audit Committee, please refer to the Audit Committee Charter, which is available on the Corporate Governance page on our website at www.whitneybank.com. The Audit Committee is in compliance with the Audit Committee Charter, which both the Audit Committee and the Board approved.
          Management has the primary responsibility for the financial statements and reporting processes including the system of internal control over financial reporting. In fulfilling its oversight responsibilities for 2008, the Audit Committee reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2008. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
          The Audit Committee reviewed the audited financial statements with the independent registered public accounting firm who is responsible for expressing an opinion on the conformity of those statements with GAAP and discussed with the independent registered public accounting firm their judgment as to the quality, not just the acceptability, of the Company’s accounting principles and the matters required to be communicated by SAS 61, as amended, “Communication with Audit Committees” and applicable Public

Company Accounting Oversight Board (PCAOB) standards. The Audit Committee has also received the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence and considered the compatibility of nonaudit services with the independent registered public accounting firm’s independence.
          The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm to discuss the results of audits, evaluations of the Company’s system of internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee also met on a regular basis with management from the Departments of Credit Administration, Credit Review, Financial, Legal and Operations & Technology. Both the internal auditors and the independent registered public accounting firm have unrestricted access to the Audit Committee. The members of the Audit Committee met by themselves in several executive sessions during 2008 and had separate executive sessions with the independent registered public accounting firm and with the internal auditors.
          In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2009.
Audit Committee of the Board of Directors,
Richard B. Crowell, Chairman
Eric J. Nickelsen, Vice Chairman
Kathryn M. Sullivan
Thomas D. Westfeldt

PROPOSAL NO. 2
ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
          In February 2009, Congress enacted ARRA. ARRA imposes a number of requirements on financial institutions, including the Company, that received an investment under the Treasury’s CPP. One of the requirements is that at each annual meeting of shareholders during the period in which any obligation arising from the CPP remains outstanding, the financial institution shall permit a non-binding “say on pay” shareholder vote to approve the compensation of NEOs. We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and the shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. Thus, with the Board’s approval, we are providing you the right to cast a non-binding advisory vote on the compensation of our NEOs at the annual meeting.
          We believe that the expanded disclosure of executive compensation provided in this proxy statement provides the information you need to make an informed decision regarding compensation of our NEOs. This proposal, commonly known as a “say on pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive compensation program and policies by voting on the following resolution:
“Resolved, that the holders of Whitney Holding Corporation common stock approve the compensation of the named executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure and footnotes) in the proxy statement.”
          We encourage you to closely review our Compensation Discussion and Analysis and the tabular disclosure that follows it, which appear on pages 13 to 25 of this proxy statement. In that section, we discuss material elements of executive compensation, as well as our policies and other factors, such as financial and regulatory constraints, that affect our decisions or those of our Compensation Committee related to executive compensation.
          We are generally required to disclose information for our five most highly-compensated officers for the past three years in this proxy statement. Therefore, most of our tabular disclosure is backwards-looking. As discussed in our Compensation Discussion and Analysis, recent legislation and new regulations will greatly affect our compensation practices going forward. These laws apply to us because we participated in the Treasury’s CPP. Unfortunately, key details of these new laws will be determined only after the Treasury and the SEC issue new regulations and guidance with respect to the new laws. As a result, we cannot reliably predict what changes may be required to our executive compensation programs to comply with the regulations once they are issued. In the Compensation Discussion and Analysis section, we have attempted to discuss the impact of these regulations on our executive compensation as accurately as possible. We will fully comply with all applicable requirements as soon as the Treasury and the SEC issue the new regulations.
          Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE AND FOOTNOTES) IN THE PROXY STATEMENT.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
          The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our financial statements and to attest to management’s annual report on internal control over financial reporting for 2009. PricewaterhouseCoopers LLP was our independent registered public accounting firm for the year ended December 31, 2008. The firm is a registered public accounting firm with the PCAOB, as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.
          We expect PricewaterhouseCoopers LLP representatives to attend the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.
          We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2009. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE BOOKS OF THE COMPANY AND ITS SUBSIDIARIES FOR THE YEAR 2009.
SHAREHOLDER COMMUNICATIONS
          The Board provides a process for shareholders to send communications to the Board or to individual directors. Information regarding this process is available to shareholders on the Corporate Governance page on our website at www.whitneybank.com.
SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING
          For any shareholder proposal to be considered for inclusion in our proxy statement and proxy for the 2010 Annual Meeting of Shareholders, we must receive the written proposal at our principal executive office no later than December 16, 2009. Any shareholder proposal not received at the Company’s principal executive offices by March 1, 2010, which is 45 calendar days before the one-year anniversary of the date the Company mailed this proxy statement to shareholders, will be considered untimely and, if presented at the 2010 Annual Meeting of Shareholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.
OTHER MATTERS
          We do not know of any matters to be presented at our 2009 annual meeting other than those set forth in the accompanying notice. However, if any other matters properly come before the annual meeting or any adjournments or postponements thereof, the proxy holders will vote or abstain from voting thereon in accordance with their best judgment.
By order of the Board of Directors,
John C. Hope, III
Chairman of the Board and
Chief Executive Officer

ANNUAL MEETING OF SHAREHOLDERS OF COMMON STOCK
WHITNEY HOLDING CORPORATION
May 20, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have access number, located to the right of the gray shaded block, and your proxy card available when you access the web page.
TELEPHONE (TOUCH-TONE PHONE ONLY)
Call toll-free 1-800-776-9437 and follow the instructions. Have your access number, located to the right of the gray shaded block, and your proxy card available when you call.
Vote online/telephone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the enclosed postage-paid envelope as soon as possible.
IN PERSON - You may vote your shares in person by attending the annual meeting.

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2009. The notice of annual meeting, proxy statement, proxy card and 2008 Annual Report are available at http://investor.whitneybank.com/annuals.cfm.

â Please detach along perforated line, sign, date and mail in the envelope provided IF you are not voting via telephone or the Internet. â

■ 20430003000000000000 2	052009

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors to serve until the 2011 and 2014 Annual Meetings as specified below or until their successors are elected and qualified:

NOMINEES:
☐	FOR ALL NOMINEES	¡ A. R. Blossman, Jr. ¡ Angus R. Cooper II	(Term Expiring 2011) (Term Expiring 2014)
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ Terence E. Hall ¡ John M. Turner, Jr.	(Term Expiring 2014) (Term Expiring 2011)
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.
To consider and approve the following advisory (non-binding) proposal: “Resolved, that the holders of Whitney Holding Corporation common stock approve the compensation of the named executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure and footnotes) in the proxy statement.”
		☐	☐	☐

3.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm to audit the books of the Company and its subsidiaries for 2009.	☐	☐	☐
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:
Please sign exactly as your name or names appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■

YOUR VOTE IS IMPORTANT
Whether or not you expect to attend the Annual Meeting, your vote is important. If voting by mail, please mark, date, sign and promptly return the attached proxy card in the accompanying postage-paid envelope. No postage is required if mailed in the United States. You may also vote through the Internet or toll-free over the telephone. You may later revoke your proxy and vote in person.
If you return the signed proxy card but do not specify a manner of voting, the proxy will be voted “FOR” Proposals 1, 2 and 3.
Electronic and Internet Delivery of Proxy Materials Available
Electronic access is available for registered shareholders to receive future proxy materials, including the annual report and other communications over the Internet exclusively, and no longer receive any material by mail. American Stock Transfer & Trust Company will notify shareholders who make this election via email when the materials are available and you will no longer receive a printed copy of the materials.
To receive future materials via the Internet, please visit http://www.amstock.com and click on Shareholder Account Access to enroll. You will need your account number, which appears on the reverse of this proxy card and your tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.
Shareholders who do not elect and consent to Internet delivery will continue to receive the printed copy of the annual report, notice of annual meeting, proxy statement and proxy card.
If you plan to attend the Annual Meeting, parking is available at the Whitney Garage. Please use the Gravier Street entrance, bring your parking ticket with you to the meeting and present it to one of the attendants at the registration table to be validated. To obtain directions to the Pan-American Life Center to attend the meeting and vote in person, please contact Shareholder Services by phone at (504) 586-3627 or toll free (800) 347-7272 ext. 3627, or by email at investor.relations@whitneybank.com.

1	■
WHITNEY HOLDING CORPORATION
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Lloyd J. Abadie, H. Gerard Erath and John A. Rehage, and each of them, proxies with full power of substitution, to represent and to vote all shares of common stock of Whitney Holding Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of said corporation to be held on Wednesday, May 20, 2009, at the Pan American Life Center, 601 Poydras St., 11th Floor, New Orleans, LA, at 10:30 a.m. CDT or at any adjournments or postponements thereof (1) as hereinafter specified upon the proposals listed on the reverse side and (2) in their discretion upon such other business as may properly come before the meeting.
(Continued and to be signed on the reverse side.)
COMMENTS:

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